Exhibit 2.1

Execution Copy

AGREEMENT AND PLAN OF MERGER

dated as of

April 21, 2014

by and among

PEOPLES BANCORP INC.,

PEOPLES BANK, National association

and

NORTH AKRON SAVINGS BANK

TABLE OF CONTENTS

Page

Article I - Certain Definitions                                  2
1.01    Certain Definitions                                 2
Article II - The Merger                                      9
2.01    The Merger                                     9
2.02    Effectiveness of Merger                            10
2.03    Effective Date and Effective Time                        10
ARTICLE III - Merger Consideration                            10
3.01    Merger Consideration                                10
3.02    Rights as Shareholders; Share Transfers                    11
3.03    Election, Exchange and Payment Procedures                    11
3.04    Dissenting Shares                                16
ARTICLE IV - Actions Pending Consummation of Merger                16
4.01    Forbearances of NASB                            16
ARTICLE V - Representations and Warranties                        19
5.01    Disclosure Schedules                                19
5.02    Standard                                    20
5.03    Representations and Warranties of NASB                    20
5.04    Representations and Warranties of Peoples                    33
ARTICLE VI - Covenants                                    38
6.01    Reasonable Best Efforts                            38
6.02    Shareholder Approval                                38
6.03    Registration Statement; Proxy Statement/Prospectus                38
6.04    Press Releases                                    39
6.05    Access; Information                                39
6.06    Acquisition Proposals; Break Up Fee                        40
6.07    Takeover Laws                                40
6.08    Certain Policies                                40
6.09    Regulatory Applications                            41
6.11    Notification of Certain Matters                        43
6.12    No Breaches of Representations and Warranties                43
6.13    Consents                                    43
6.14    Insurance Coverage                                43
6.15    Correction of Information                            43
6.16    Confidentiality                                43
6.17    Regulatory Matters                                43
6.18    Indemnification                                44
6.19    Environmental Assessments                            44
6.20    Advisory Board                                44
6.21    Leases                                        44

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6.22    Termination of the Loan Production Office Lease                44
ARTICLE VII - Conditions to Consummation of the Merger; Closing            44
7.01    Conditions to Each Party’s Obligation to Effect the Merger            44
7.02    Conditions to Obligation of NASB                        45
7.03    Conditions to Obligation of Peoples and Peoples Bank            46
7.04    Closing                                    47
ARTICLE VIII - Termination                                47
8.01    Termination                                    47
8.02    Effect of Termination and Abandonment; Enforcement of Agreement    47
ARTICLE IX - Miscellaneous                                48
9.01    Survival                                    48
9.02    Waiver; Amendment                                48
9.03    Counterparts                                    48
9.04    Governing Law                                48
9.05    Expenses                                    48
9.06    Notices                                    49
9.07    Entire Understanding; No Third Party Beneficiaries                49
9.08    Interpretation; Effect                                49
9.09    Waiver of Jury Trial                                50
9.10    Successors and Assigns; Assignment                        50

EXHIBIT A    Form of Voting Agreement

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AGREEMENT AND PLAN OF MERGER
THIS AGREEMENT AND PLAN OF MERGER, dated as of April 21, 2014 (this “Agreement”), by and among Peoples Bancorp Inc., an Ohio corporation and registered financial holding company (“Peoples”), PEOPLES BANK, NATIONAL ASSOCIATION, a national bank chartered under the laws of the United States (“Peoples Bank”) and NORTH AKRON SAVINGS BANK, a state savings bank chartered under the laws of Ohio (hereinafter referred to as “NASB”).
WITNESSETH
WHEREAS, the parties intend that NASB will merge with and into Peoples Bank with Peoples Bank being the surviving entity (the “Merger”), upon the terms and subject to the conditions set forth herein;
WHEREAS, the Boards of Directors of Peoples, Peoples Bank and NASB believe that the Merger, in accordance with the terms and subject to the conditions of this Agreement, would be in the best interests of their respective shareholders;
WHEREAS, the Boards of Directors of Peoples, Peoples Bank and NASB have each approved this Agreement and the transactions contemplated hereby; and
WHEREAS, the parties intend this Merger to qualify as a “tax-free reorganization” under Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended.
NOW, THEREFORE, in consideration of the premises and of the mutual covenants, representations, warranties and agreements contained herein, the parties, intending to be legally bound, hereby agree as follows:

ARTICLE I
Certain Definitions
1.01    Certain Definitions. The following terms are used in this Agreement with the meanings set forth below:
“Acquisition Proposal” has the meaning set forth in Section 6.06(a).
“Affiliate” or “Affiliates” has the meaning set forth in Rule 12b-2 under the Exchange Act.
“Aggregate Cash Consideration” has the meaning set forth in Section 3.01(b)(ii).
“Aggregate Consideration” has the meaning set forth in Section 3.01(b)(i).
“Aggregate Stock Consideration” has the meaning set forth in Section 3.01(b)(iii).
“Agreement” means this Agreement, as amended or modified from time to time in accordance with Section 9.02.

“Associate” has the meaning set forth in Rule 12b-2 under the Exchange Act.
“BHCA” means the Bank Holding Company Act of 1956, as amended.
“Cash Election Shares” has the meaning set forth in Section 3.03(b).
“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.
“Code” means the Internal Revenue Code of 1986, as amended.
“Compensation and Benefit Plans” has the meaning set forth in Section 5.03(m)(i).
“Consultants” has the meaning set forth in Section 5.03(m)(i).
“D&O Policy” has the meaning set forth in Section 6.18(b).
“Determination Letter” has the meaning set forth in Section 6.10(c).
“Directors” has the meaning set forth in Section 5.03(m)(i).
“Disclosure Schedule” has the meaning set forth in Section 5.01.
“Dissenting Shares” means any NASB Common Shares held by a holder who properly demands and perfects dissenters’ rights with respect to such shares in accordance with applicable provisions of the OGCL.
“Effective Date” has the meaning set forth in Section 2.03.
“Effective Time” means the effective time of the Merger, as provided for in Section 2.03.
“Election Deadline” has the meaning set forth in Section 3.03(c).
“Election Form” has the meaning set forth in Section 3.03(b).
“Employees” has the meaning set forth in Section 5.03(m)(i).
“Environmental Laws” means all applicable local, state and federal environmental, health and safety laws and regulations, including, without limitation, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Clean Water Act, the Federal Clean Air Act, and the Occupational Safety and Health Act, each as amended, regulations promulgated thereunder, and state counterparts.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” has the meaning set forth in Section 5.03(m)(iii).
“ERISA Affiliate Plan” has the meaning set forth in Section 5.03(m)(iii).
“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.
“Exchange Agent” has the meaning set forth in Section 3.03(a).
“Exchange Fund” has the meaning set forth in Section 3.03(f).
“FDIA” means the Federal Deposit Insurance Act, as amended.
“FDIC” means the Federal Deposit Insurance Corporation.
“FRB” means the Board of Governors of the Federal Reserve System.
“Governmental Authority” means any court, arbitration panel, administrative agency or commission or other federal, state or local governmental authority or instrumentality (including, without limitation, any Regulatory Authority).
“Hazardous Materials” means, collectively, (a) any “hazardous substance” as defined by the Comprehensive Environmental Response, Compensation and Liability Act, as amended, and regulations promulgated thereunder, (b) any “hazardous waste” as defined by the Resource Conservation and Recovery Act, as amended through the date hereof, or regulations promulgated thereunder, and (c) any pollutant or contaminant or hazardous, dangerous or toxic chemical, material or substance within the meaning of any applicable federal, state or local law relating to or imposing liability or standards of conduct concerning any hazardous, toxic or dangerous waste, substance or material.
“Information” has the meaning set forth in Section 6.16.
“IRS” has the meaning set forth in Section 5.03(m)(ii).
“Knowledge” means, with respect to Peoples and Peoples Bank, the Knowledge of any officer with the title of Chairman, Chief Executive Officer, President or Chief Financial Officer, and, with respect to NASB, the Knowledge of any officer with the title of Chairman, Chief Executive Officer, Chief Financial Officer, Chief Operating Officer, Vice President Retail Banking and Shareholder Services or Chief Lending Officer. An officer of Peoples or NASB shall be deemed to have “Knowledge” of a particular fact or matter if such officer is actually aware of such fact or matter or a prudent individual would be reasonably expected to discover or otherwise become aware of such fact or matter in the ordinary course of such individual’s duties.
“Letter of Transmittal” has the meaning set forth in Section 3.03(g)(i).
“Lien” means any charge, mortgage, pledge, security interest, restriction, claim, lien, or encumbrance.

“Loan Production Office Lease” means that certain Lease Agreement dated August 1, 2012, by and between 130 N. Miller Rd., LLC, as landlord, and NASB, as tenant.
“Mailing Date” has the meaning set forth in Section 3.03(b).
“Material Adverse Effect” means, with respect to Peoples and Peoples Bank or NASB, as the context may require, any effect that (i) is or is reasonably likely to (A) be material and adverse to the financial position, results of operations or business of Peoples and its Subsidiaries, taken as a whole, or (B) either (1) be material and adverse to the financial position, results of operations or business of NASB, or (2) would in aggregate result or likely result in a reduction in the tangible net worth of NASB, as measured as of March 31, 2014, by more than $750,000 (provided that (a) any Transaction Costs up to $500,000 shall be added back to NASB’s tangible net worth, (b) any of the costs identified as post-closing costs in Section 1.01 to the NASB Disclosure Schedule shall be added back to NASB’s tangible net worth if such costs would otherwise be required to be included in a calculation of tangible net worth in accordance with generally accepted accounting principles, and (c) any changes to tangible net worth resulting from other comprehensive income will be excluded), or (ii) materially impair the ability of Peoples, Peoples Bank or NASB to perform its obligations under this Agreement or otherwise materially threaten or materially impede the consummation of the Merger and the other transactions contemplated by this Agreement; provided, however, that Material Adverse Effect shall not be deemed to include the impact of (a) changes in banking and similar laws of general applicability or interpretations thereof by courts or Governmental Authorities or other changes affecting depository institutions generally, including changes in general economic conditions and changes in prevailing interest and deposit rates; (b) actions or omissions of a party which have been waived in accordance with Section 9.02 hereof; or (c) changes in policies and procedures of NASB taken pursuant to Section 6.08 of this Agreement.
“Material Contracts” has the meaning set forth in Section 5.03(k)(ii).
“Merger” has the mean set forth in the recitals to this Agreement.
“Merger Consideration” means the aggregate Per Share Cash Consideration and the Per Share Stock Consideration.
“Munroe Falls Branch Lease” means that certain Lease Agreement dated October 23, 1997, as amended by the Lease Amendment Agreement dated November __, 2012, by and between Howard Kinstlinger and Lucile Anderson Kinstlinger, as landlord, and NASB, as tenant.
“NASB” has the meaning set forth in the preamble to this Agreement.
“NASB 401(k) Plan” has the meaning set forth in Section 6.10(c).
“NASB Articles” means the Amended and Restated Articles of Incorporation of NASB, as amended.

“NASB Board” means the Board of Directors of NASB.
“NASB Bylaws” means the bylaws of NASB, as amended.
“NASB Common Shares” means the shares of common stock, $100 par value, of NASB.
“NASB Commercial Lease” means that certain Lease Agreement dated June 10, 2013 by and between NASB, as landlord, and San Miguel, Ltd., as tenant.
“NASB Defined Benefit Plan” ” has the meaning set forth in Section 6.10(d).
“NASB’s Financial Statements” has the meaning set forth in Section 5.03(g)(i).
“NASB Group” has the meaning set forth in Section 5.03(q)(vii).
“NASB Meeting” has the meaning set forth in Section 6.02.
“NASB Shareholder Adoption” has the meaning set forth in Section 5.03(d).
“NASB Territory” means, for purposes of this Agreement, the geographic area comprising the State of Ohio.
“No Election Shares” has the meaning set forth in Section 3.03(b).
“OCC” means the Office of the Comptroller of the Currency.
“ODFI” means the Ohio Division of Financial Institutions.
“OGCL” means the Ohio General Corporation Law.
“Old Certificates” has the meaning set forth in Section 3.03(c).
“OSS” means the Office of the Secretary of State of the State of Ohio.
“PBGC” means the Pension Benefit Guaranty Corporation.
“Pension Plan” has the meaning set forth in Section 5.03(m)(ii).
“Peoples” has the meaning set forth in the preamble to this Agreement.
“Peoples Bank” has the meaning set forth in the preamble to this Agreement.
“Peoples Bank Articles” means the Articles of Association of Peoples Bank, as amended.
“Peoples Bank Bylaws” means the Bylaws of Peoples Bank, as amended.
“Peoples Board” means the Board of Directors of Peoples.

“Peoples Board Deferred Compensation Plan” means the Second Amended and Restated Deferred Compensation Plan for Directors of Peoples and its Subsidiaries, as amended.
“Peoples Common Shares” means shares of common stock, without par value, of Peoples.
“Peoples Equity Plan” means Peoples’ Second Amended and Restated 2006 Equity Plan, as amended.
“Peoples Market Price” shall mean the average closing sale price of a Peoples Common Share on the NASDAQ - Global Select Market during the 20 consecutive trading days immediately preceding the Effective Date.
“Per Share Cash Consideration” has the meaning set forth in Section 3.01(a)(ii).
“Per Share Stock Consideration” has the meaning set forth in Section 3.01(a)(i).
“Person” means any individual, financial institution, corporation, partnership, association, joint-stock company, business trust or unincorporated organization.
“Phase I” has the meaning set forth in Section 6.19.
“Previously Disclosed” by a party shall mean information set forth in its Disclosure Schedule.
“Proxy Statement/Prospectus” has the meaning set forth in Section 6.03(a).
“Reallocated Cash Shares” has the meaning set forth in Section 3.03(d)(i)(2).
“Reallocated Stock Shares” has the meaning set forth in Section 3.03(d)(ii)(2).
“Registration Statement” means the Registration Statement on Form S-4 pursuant to the Securities Act filed by Peoples to register with the SEC the Peoples Common Shares that make up a portion of the Merger Consideration, which also will include NASB’s proxy statement seeking the approval of its shareholders of the transactions contemplated by this Agreement.
“Regulatory Authorities” has the meaning set forth in Section 5.03(i)(i).
“Regulatory Order” has the meaning set forth in Section 5.03(i)(i).
“Related Parties” has the meaning set forth in Section 5.03(cc).
“Related Party Agreements” has the meaning set forth in 5.03(cc).
“Representatives” means, with respect to any Person, such Person’s directors, officers, employees, legal or financial advisors or any representatives of such legal or financial advisors.

“Rights” means, with respect to any Person, securities or obligations convertible into or exercisable or exchangeable for, or giving any Person any right to subscribe for or acquire, or any options, calls or commitments relating to, or any stock appreciation right or other instrument the value of which is determined in whole or in part by reference to the market price or value of, shares of capital stock of such Person.
“SEC” means the United States Securities and Exchange Commission.
“SEC Reports” has the meaning set forth in Section 5.04(k)(ii).
“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations thereunder.
“Stock Election Shares” has the meaning set forth in Section 3.03(b).
“Surviving Bank” has the meaning set forth in Section 2.01(a).
“Takeover Laws” has the meaning set forth in Section 5.03(o).
“Tax” and “Taxes” means all federal, state, local or foreign taxes, charges, fees, levies or other assessments, however denominated, including, without limitation, all net income, gross income, commercial activity, gains, gross receipts, sales, use, ad valorem, goods and services, capital, production, transfer, franchise, windfall profits, license, withholding, payroll, employment, disability, employer health, excise, estimated, severance, stamp, occupation, property, environmental, unemployment and all other taxes, custom duties, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority whether arising before, on or after the Effective Date and any transferee liability in respect of any such items.
“Tax Returns” means any return, amended return, statement, form, claim for refund or other report (including elections, declarations, disclosures, schedules, estimates and information returns) with respect to any Tax, including any amendments thereof.
“Transaction Costs” means any and all costs and expenses directly or indirectly related to this Agreement and the transactions contemplated hereby, whether paid or accrued, and including, without limitation, professional fees (legal, accounting and investment banking), data room costs, termination fees, expenses and amounts, and director and officer insurance premiums.
“Treasury” means the United States Department of Treasury.
“Treasury Shares” means NASB Common Shares held by NASB other than in a fiduciary capacity or as a result of debts previously contracted in good faith.
“Voting Agreement” means the Voting Agreement in the form attached hereto as Exhibit A entered into as of the date hereof by and among Peoples, Peoples Bank, NASB and certain shareholders of NASB.

ARTICLE II
The Merger

2.01    The Merger

(a)    The Merger. Upon the terms and subject to the conditions of this Agreement, at the Effective Time, NASB shall merge with and into Peoples Bank. Peoples Bank shall survive the Merger and continue to exist as a national bank (Peoples Bank, as the surviving corporation in the Merger, is sometimes referred to herein as the “Surviving Bank”), and the separate corporate and legal existence of NASB shall cease. At the Effective Time:

    (i)     The Peoples Bank Articles, as in effect immediately prior to the Effective Time, shall be the articles of association of the Surviving Bank until amended in accordance with the laws of the United States;

(ii)     The Peoples Bank Bylaws, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Bank until amended in accordance with the laws of the United States; and

(iii)     Each individual serving as a director of Peoples Bank immediately prior to the Effective Time shall remain a director of the Surviving Bank for the balance of the term for which such individual was elected and shall serve as such until his or her successor is duly elected and qualified in the manner provided for in the Peoples Bank Articles and the Peoples Bank Bylaws or as otherwise provided under the laws of the United States or until his or her earlier death, resignation or removal in the manner provided in the Peoples Bank Articles or the Peoples Bank Bylaws or as otherwise provided by the laws of the United States.

(b)    Option to Change Method of Merger. Peoples and Peoples Bank may at any time prior to the Effective Time change the method of effecting the Merger (including, without limitation, changing the provisions of this Article II), if and to the extent Peoples and Peoples Bank deem such change to be necessary, appropriate or desirable; provided, however, that no such change shall:

(i)     Alter or change the amount or kind of consideration to which the holders of NASB Common Shares are entitled in accordance with the terms and subject to the conditions of this Agreement;

(ii)     Materially impede or delay consummation of the transactions contemplated by this Agreement;

(iii)    Cause the Merger to fail to qualify as a “reorganization” under Code Section 368(a)(1)(A) of the Code; or

(iv)    Otherwise adversely affect the holders NASB Common Shares.

NASB, if requested by Peoples and Peoples Bank, shall enter into one or more amendments to this Agreement in order to effect any such change.

2.02    Effectiveness of Merger. Subject to the satisfaction or waiver of the conditions set forth in Article VII of this Agreement, the Merger shall become effective upon the filing of a certificate of merger with the OSS, which certificate of merger will not be filed until after the issuance of the OCC’s merger certification letter. The Merger shall have the effects prescribed under the laws of the State of Ohio and the United States.
2.03    Effective Date and Effective Time. Subject to the satisfaction or waiver of the conditions set forth in Article VII of this Agreement, the parties shall cause the effective date of the Merger (the “Effective Date”) to occur as soon as practicable after the last of the conditions set forth in Article VII shall have been satisfied or waived in accordance with the terms of this Agreement; provided, however, that the Effective Date shall not fall after notice of termination of this Agreement pursuant to Section 8.01(c) or after the date or dates on which any Regulatory Authority approval or any extension thereof expires. The time on the Effective Date when the Merger shall become effective is the Effective Time.

ARTICLE III
Merger Consideration
3.01    Merger Consideration.
At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof:
(a)     Conversion of North Akron Common Shares. Subject to Sections 3.03 and 3.04, each NASB Common Share issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive, at the election of the holder thereof, the following:
(i)    a number of Peoples Common Shares valued at $7,655 per share based on the Peoples Market Price (the “Per Share Stock Consideration”);
(ii)    cash in the amount of $7,655 (the “Per Share Cash Consideration”); or
(iii)    a combination of the Per Share Stock Consideration and the Per Share Cash Consideration.
(b)    Aggregate Consideration.
(i)    The “Aggregate Consideration” shall mean the Aggregate Cash Consideration plus the Aggregate Stock Consideration. The Aggregate Consideration for purposes of this Agreement shall be $20,133,415.50, based on an agreed purchase price of $7,655 multiplied by 2,630.1 shares of NASB Common Shares.

(ii)    The “Aggregate Cash Consideration” for purposes of this Agreement shall be an amount equal to the Per Share Cash Consideration multiplied by the sum of the Cash Election Shares (subject to the adjustment pursuant to Section 3.03(d)) plus the Reallocated Cash Shares, if any; provided, however, that the Aggregate Cash Consideration shall be equal to 20% of the Aggregate Consideration.
(iii)    The “Aggregate Stock Consideration” for purposes of this Agreement shall be a dollar amount equal to the Peoples Market Price multiplied by the sum of the Stock Election Shares (subject to adjustment pursuant to Section 3.03(d)) plus the Reallocated Stock Shares, if any; provided, however, that the Aggregate Stock Consideration shall be equal to 80% of the Aggregate Consideration.
(iv)    If the number of NASB Common Shares issued and outstanding immediately prior to the Effective Time exceeds the number of NASB Common Shares issued and outstanding as of the date hereof, the Aggregate Consideration will not be adjusted as a result of such excess, though appropriate adjustments will be made to the Per Share Stock Consideration and the Per Share Cash Consideration
(c)    Treasury Shares. All Treasury Shares shall be canceled and retired at the Effective Time and no consideration shall be issued in exchange therefor.
3.02    Rights as Shareholders; Share Transfers. At the Effective Time, holders of NASB Common Shares shall cease to be, and shall have no rights as, shareholders of NASB, other than (a) to receive any dividend or other distribution with respect to such NASB Common Shares with a record date occurring prior to the Effective Time, (b) to receive the Merger Consideration, or (c) appraisal rights in the case of Dissenting Shares. After the Effective Time, there shall be no transfers on the stock transfer books of NASB or the Surviving Bank of any NASB Common Shares.
3.03    Election, Exchange and Payment Procedures.
(a)    Exchange Agent. Wells Fargo Shareowner Services will act as agent (the “Exchange Agent”) for purposes of conducting the exchange and payment procedures as described in this Section 3.03.
(b)    Election Procedure. An election form in such form as Peoples and NASB shall mutually agree (an “Election Form”) shall be mailed on the Mailing Date (as defined below) or such later date as the parties may mutually determine to each holder of record of shares of NASB Common Shares as of a record date which shall be the same date as the record date for eligibility to vote on the Merger. The “Mailing Date” shall be 10 business days after the date on which proxy materials relating to the Merger are mailed to holders of shares of NASB Common Shares. Peoples shall make available Election Forms as may be reasonably requested by all persons who become holders of NASB Common Shares after the record date for eligibility to vote on the Merger and prior to the Election Deadline (as defined below), and NASB shall provide to the Exchange Agent all information reasonably necessary for it to perform its obligations as specified herein. Each Election Form shall permit the holder (or in the case of nominee record holders, the beneficial owner through proper instructions and documentation) (i) to elect to receive Peoples Common Shares with respect to all of such holder’s NASB Common Shares, (ii) to elect to receive cash with respect to all of such holder’s NASB Common Shares, (iii) to elect to receive cash with respect to some of such holder’s NASB Common Shares and to receive Peoples Common Shares with respect to such holder’s remaining NASB Common Shares, or (iv) to indicate that such holder makes no such election with respect to such holder’s NASB Common Shares (“No Election Shares”). Any NASB Common Shares with respect to which the holder has elected to receive cash are hereinafter referred to as “Cash Election Shares,” and any

NASB Common Shares with respect to which the holder has elected to receive Peoples Common Shares are hereinafter referred to as “Stock Election Shares.” Any NASB Common Shares with respect to which the holder thereof shall not have made, as of the Election Deadline, an election by submission to the Exchange Agent of an effective, properly completed Election Form shall be deemed to be No Election Shares. Any Dissenting Shares shall be deemed to be Cash Election Shares for purposes of the allocation provisions of Subsection (d) below, but in no event shall such shares be classified as Reallocated Stock Shares.
(c)    Election Deadline; Revocation or Modification of Election. For purposes of this Agreement, the term “Election Deadline” shall mean 5:00 p.m. Eastern Time on the 30th calendar day following, but not including, the date of mailing of the Election Form, or such other date upon which Peoples and NASB shall mutually agree to prior to the Effective Time. Any election to receive cash, Peoples Common Shares or a combination of cash and Peoples Common Shares shall have been properly made only if the Exchange Agent shall have actually received a properly completed Election Form by the Election Deadline, accompanied with the certificates representing NASB Common Shares (“Old Certificates”) covered by such Election Form, together with duly executed transmittal materials included with the Election Form. Any submitted Election Form may be revoked or changed by written notice to the Exchange Agent only if such notice of revocation or change is actually received by the Exchange Agent prior to the Election Deadline. The Exchange Agent shall be required to make all determinations as to when any election, modification or revocation has been received and whether any such election, modification or revocation has been properly made.
(d)    Reallocation of Peoples Common Shares and Cash. The Exchange Agent shall effect the allocation among holders of NASB Common Shares of rights to receive cash, Peoples Common Shares, or a combination of cash and Peoples Common Shares in accordance with the Election Forms as follows:
(i)    If (A) the number of Cash Election Shares multiplied by the Per Share Cash Consideration, plus (B) the cash to be paid in lieu of fractional Peoples Common Shares pursuant to Subsection (i) below, is less than 20% of the Aggregate Consideration, then:
(1)    each of the Cash Election Shares (other than Dissenting Shares) shall be converted into the right to receive the Per Share Cash Consideration;
(2)    the Exchange Agent will designate first among the No Election Shares and then from the Stock Election Shares (by the method described in Subsection (e) below), a sufficient number of such shares to receive the Per Share Cash Consideration (such redesignated shares hereinafter referred to as “Reallocated Cash Shares”) such that the sum of (a) the product of (1) the sum of the number of Cash Election Shares plus the number of Reallocated Cash Shares, multiplied by (2) the Per Share Cash Consideration, plus (b) the amount of cash to be paid in lieu of fractional Peoples Common Shares pursuant to Subsection (i) below, equals 20% of the Aggregate Consideration, and each of the Reallocated Cash Shares shall be converted into the right to receive the Per Share Cash Consideration; and

(3)    each of the No Election Shares and Stock Election Shares that are not Reallocated Cash Shares shall be converted into the right to receive the Per Share Stock Consideration.
(ii)    If (A) the number of Cash Election Shares multiplied by the Per Share Cash Consideration, plus (B) the cash to be paid in lieu of fractional Peoples Common Shares pursuant to Subsection (i) below, is greater than 20% of the Aggregate Consideration, then:
(1) each of the Stock Election Shares and No Election Shares shall have the right to receive the Per Share Stock Consideration;
(2) the Exchange Agent will designate among the Cash Election Shares (other than Dissenting Shares) (by the method described in Subsection (e) below), a sufficient number of such shares to receive the Per Share Stock Consideration (such redesignated shares hereinafter referred to as “Reallocated Stock Shares”) such that the sum of (a) the product of (1) the number of remaining Cash Election Shares multiplied by (2) the Per Share Cash Consideration, plus (b) the amount of cash to be paid in lieu of fractional Peoples Common Shares pursuant to Subsection (i) below, equals 20% of the Aggregate Consideration, and each of the Reallocated Stock Shares shall be converted into the right to receive the Per Share Stock Consideration; and
(3)    each of the Cash Election Shares (other than Dissenting Shares) that are not Reallocated Stock Shares shall have the right to receive the Per Share Cash Consideration.
(iii)    If (A) the number of Cash Election Shares (including Dissenting Shares) multiplied by the Per Share Cash Consideration, plus (B) the cash to be paid in lieu of fractional Peoples Common Shares pursuant to Subsection (i) below, is equal to 20% of the Aggregate Consideration, then subparagraphs (i) and (ii) above shall not apply, all No Election Shares and all Stock Election Shares shall be converted into the right to receive the Per Share Stock Consideration and all Cash Election Shares shall be converted into the right to receive the Per Share Cash Consideration.
(e)    Method of Designation.
(i)    If the Exchange Agent is required pursuant to Subsection (d) to designate from among all No Election Shares the Reallocated Cash Shares to receive the Per Share Cash Consideration, each holder of No Election Shares shall have a pro rata portion (based on such holder’s No Election Shares relative to all No Election Shares) of such holder’s No Election Shares designated as Reallocated Cash Shares.

(ii)    If the Exchange Agent is required pursuant to Subsection (d) to designate from among all Stock Election Shares the Reallocated Cash Shares to receive the Per Share Cash Consideration, each holder of Stock Election Shares shall have a pro rata portion (based on such holder’s Stock Election Shares relative to all Stock Election Shares) of such holder’s Stock Election Shares designated as Reallocated Cash Shares.
(iii)    If the Exchange Agent is required pursuant to Subsection (d) to designate from among all Cash Election Shares the Reallocated Stock Shares to receive the Per Share Stock Consideration, each holder of Cash Election Shares (except Dissenting Shares) shall have a pro rata portion (based on such holder’s Cash Election Shares relative to all Cash Election Shares) of such holder’s Cash Election Shares designated as Reallocated Stock Shares.
(f)    Exchange Fund. At or prior to the Effective Time, Peoples shall deposit, or shall cause to be deposited, with the Exchange Agent, for the benefit of the holders of Old Certificates, for exchange in accordance with this Article III, (i) certificates representing Peoples Common Shares, and (ii) cash in an aggregate amount sufficient to make the appropriate payments (A) of the Per Share Cash Consideration and (B) in lieu of fractional shares pursuant to Section 3.03(i) (such cash, together with any dividends or distributions with a record date occurring on or after the Effective Time with respect thereto without any interest on any such cash, dividends or distributions, being hereinafter referred to as the “Exchange Fund”) to be paid pursuant to this Article III in exchange for outstanding NASB Common Shares. Promptly, and not more than five business days after the Effective Time, the Exchange Agent shall distribute Peoples Common Shares and make payment of such cash as provided herein. The Exchange Agent shall not be entitled to vote or to exercise any rights of ownership with respect to the Peoples Common Shares held by it from time to time hereunder, except that it shall receive and hold in trust for the recipients of the Peoples Common Shares until distributed thereto pursuant to the provision of this Agreement all dividends or other distributions paid or distributed with respect to such Peoples Common Shares for the account of the persons entitled thereto.
(g)    Surrender of Old Certificates Following the Election Deadline.
(i)    Appropriate transmittal materials (“Letter of Transmittal”) in a form satisfactory to Peoples and NASB shall be mailed by the Exchange Agent as soon as practicable after the Election Deadline to each holder of record of NASB Common Shares as of the Election Deadline who did not previously submit a completed Election Form. A Letter of Transmittal will be deemed properly completed only if accompanied by the Old Certificates to be converted thereby.

(ii)    The Letter of Transmittal shall (i) specify that delivery shall be effected, and risk of loss and title to the Old Certificates shall pass, only upon delivery of the Old Certificates to the Exchange Agent, (ii) be in a form and contain any other provisions as Peoples and NASB may reasonably determine, (iii) include information concerning procedures in the case of lost, stolen or destroyed Old Certificates and (iv) include instructions for use in effecting the surrender of the Old Certificates in exchange for the Merger Consideration. Upon the proper surrender of the Old Certificates to the Exchange Agent, together with a properly completed and duly executed Letter of Transmittal, the holder of such Old Certificates shall be entitled to receive in exchange therefor a certificate representing that number of whole shares of Peoples Common Shares that such holder has the right to receive pursuant to Sections 3.01 and 3.03, if any, and a check in the amount equal to the cash that such holder has the right to receive pursuant to Sections 3.01 and 3.03, if any (including any cash in lieu of fractional shares, if any, that such holder has the right to receive pursuant to Sections 3.01 and 3.03, and any dividends or other distributions to which such holder is entitled pursuant to Section 3.02). Old Certificates so surrendered shall forthwith be canceled. As soon as practicable following receipt of the properly completed Letter of Transmittal and any necessary accompanying documentation, the Exchange Agent shall distribute Peoples Common Shares and cash as provided herein. If there is a transfer of ownership of any shares of NASB Common Shares not registered in the transfer records of NASB, the Merger Consideration shall be issued to the transferee thereof if the Old Certificates representing such NASB Common Shares are presented to the Exchange Agent, accompanied by all documents required, in the reasonable judgment of Peoples and the Exchange Agent, to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid.

(iii)    No dividends or other distributions declared or made after the Effective Time with respect to Peoples Common Shares issued pursuant to this Agreement shall be remitted to any person entitled to receive shares of Peoples Common Shares hereunder until such person surrenders his or her Old Certificates in accordance with this Section 3.03. Upon the surrender of such person’s Old Certificates, such person shall be entitled to receive any dividends or other distributions, without interest thereon, which subsequent to the Effective Time had become payable but not paid with respect to shares of Peoples Common Shares represented by such person’s Old Certificates.

(h)     Release of Exchange Fund. Any portion of the Exchange Fund that remains unclaimed by the shareholders of NASB for six months after the Effective Time shall be paid to Peoples. Any shareholders of NASB who have not theretofore complied with this Article III shall thereafter look only to Peoples for payment of the Merger Consideration. Notwithstanding the foregoing, neither the Exchange Agent nor Peoples shall be liable to any former holder of NASB Common Shares for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.
(i)    No Fractional Peoples Common Shares.
(i)    No certificates or scrip representing fractional Peoples Common Shares shall be issued upon the surrender for exchange of Old Certificates, and such fractional Peoples Common Share interests will not entitle the owner thereof to vote or to any rights of a shareholder of the Surviving Bank.
(ii)    Each holder of NASB Common Shares who would otherwise be entitled to receive a fractional Peoples Common Share shall receive from the Exchange Agent an amount of cash equal to the product obtained by multiplying (a) the fractional Peoples Common Share interest to which such holder (after taking into account all NASB Common Shares held at the Effective time by such holder) would otherwise be entitled by (b) the Per Share Cash Consideration.

(j)    No Liability. None of Peoples, NASB, the Exchange Agent or the Surviving Bank shall be liable to any former holder of NASB Common Shares for any payment of the Per Share Stock Consideration, the Per Share Cash Consideration, any cash in lieu of a fractional Peoples Common Share interest, or any dividends or distributions with respect to Peoples Common Shares delivered to a public official if required by any applicable abandoned property, escheat or similar law.
(k)    Withholding Rights. Peoples or the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of NASB Common Shares such amounts as Peoples or the Exchange Agent is required to deduct and withhold with respect to the making of such payment under the Code, or any other provision of domestic or foreign tax law (whether national, federal, state, provincial, local or otherwise). To the extent that amounts are so withheld and paid over to the appropriate taxing authority by Peoples or the Peoples Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the NASB Common Shares.
(l)    Book Entry. All shares of Peoples Common Shares to be issued in the Merger shall be issued in book entry form, without physical certificates; provided that Peoples may issue any of such shares in physical form at its sole discretion.

(m)    Waiver. The Surviving Bank may from time to time, in the case of one or more Persons, waive one or more of the rights provided to it in this Article III to withhold certain payments, deliveries and distributions; and no such waiver shall constitute a waiver of its rights thereafter to withhold any such payment, delivery or distribution in the case of any person.
3.04    Dissenting Shares. Notwithstanding anything contained in this Agreement or elsewhere to the contrary, any holder of an outstanding NASB Common Share that seeks relief as a dissenting shareholder under Section 1701.85 of the OGCL shall thereafter have only such rights (and shall have such obligations) as are provided therein, and the Surviving Bank shall be required to deliver only such cash payments to which the Dissenting Shares are entitled pursuant to Section 1701.85 of the OGCL. If any holder of Dissenting Shares shall forfeit such right to payment of the fair value under Section 1701.85 of the OGCL, each holder’s Dissenting Shares shall thereupon be deemed to have been converted as of the Effective Time into the right to receive the Merger Consideration, without interest.

ARTICLE IV
Actions Pending Consummation of Merger

4.01    Forbearances of NASB. From the date hereof until the Effective Time, except as expressly contemplated or permitted by this Agreement or required by an applicable Regulatory Order, without the prior written consent of Peoples, NASB shall not:

(a)    Ordinary Course. Conduct the business of NASB other than in the ordinary and usual course or fail to use reasonable efforts to preserve intact its business organizations and assets and maintain its rights, franchises and existing relations with customers, suppliers, vendors, employees and business associates, or voluntarily take any action which, at the time taken, is reasonably likely to have an adverse effect upon NASB’s ability to perform any of its material obligations under this Agreement or prevent or materially delay the consummation of the transactions contemplated by this Agreement, or enter into any new line of business or materially change its lending, investment, underwriting, risk, asset liability management or other banking and operating policies, except as required by applicable law or policies imposed by any Governmental Authority or by any applicable Regulatory Order.
(b)    Capital Stock. (i) Issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional NASB Common Shares, other capital stock of NASB or any Rights, (ii) enter into any agreement with respect to the foregoing, (iii) permit any additional NASB Common Shares to become subject to new grants of employee or director stock options, other Rights or similar stock-based employee rights, or (iv) effect any recapitalization, reclassification, stock split, or similar change in capitalization.
(c)    Dividends; distributions; adjustments. (i) Make, declare, pay or set aside for payment any dividend or distribution on any shares of its capital stock, other than regular quarterly dividends not exceeding $10.00 per share per quarter, or (ii) directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of its capital stock.
(d)    Compensation; Employment Agreements. Enter into, modify, amend, renew or terminate any employment, consulting, severance, retention, change in control, or similar agreements or arrangements with any director, consultant, officer or employee of NASB, other than payment of accrued amounts in respect of salary increases from January 1, 2014 for management employees previously approved by the NASB Board, hire or engage any full-time employee or consultant, other than as replacements for positions existing on the date hereof, or grant any salary or wage increase or bonus or increase any employee benefit (including incentive or bonus payments), except for changes that are required by applicable law.
(e)    Benefit Plans. Enter into, establish, adopt, amend, modify or terminate (except (i) as may be required by applicable law, (ii) as contemplated by this Agreement or (iii) the regular annual renewal of insurance contracts) any pension, retirement, stock option, phantom stock, stock purchase, savings, profit sharing, deferred compensation, change in control, salary continuation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract (including related administrative services contracts), plan or arrangement, or any trust agreement (or similar arrangement) related thereto, in respect of any director, consultant, officer or employee of NASB, or take any action to accelerate the payment of benefits or the vesting or exercisability of stock options, restricted stock, phantom stock or other compensation or benefits payable thereunder.
(f)    Dispositions. Sell, transfer, mortgage, pledge, encumber or otherwise dispose of or discontinue any of its assets, deposits, business or properties except in the ordinary and usual course of business for full and fair consideration actually received.

(g)    Acquisitions. Acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary and usual course of business consistent with past practice) all or any portion of the assets, business, deposits or properties of any other Person.
(h)    Governing Documents. Amend the NASB Articles and NASB Bylaws.
(i)    Accounting Methods. Implement or adopt any change in its accounting principles, practices or methods, other than as may be required by generally accepted accounting principles.
(j)    Material Contracts. Enter into any new contract or agreement that would otherwise be required to be disclosed under Section 5.03(k), or terminate any Material Contract or amend, modify, renew or extend in any material respect any of its existing Material Contracts; provided however, that NASB may enter into, terminate, amend, modify, renew or extend any such contract if the Chief Financial Officer of Peoples shall be provided with written notice of the proposed action and Peoples shall not have provided an objection to the taking of such action in writing within five business days of such notice (the lack of such objection being deemed to constitute prior written consent of Peoples for the purposes of this Section).
(k)    Claims. Settle any claim, action or proceeding, except for any claim, action or proceeding which does not involve precedent for other material claims, actions or proceedings and which involves solely money damages in an amount, individually not to exceed $25,000 or in the aggregate not to exceed $50,000 for all such settlements.
(l)    Adverse Actions. Take any action that is intended or is reasonably likely to result in (A) any of its representations and warranties set forth in this Agreement being or becoming untrue at any time at or prior to the Effective Time, (B) any of the conditions to the Merger set forth in Article VII not being satisfied or (C) a violation of any provision of this Agreement except, in each case, as may be required by applicable law or by any Governmental Authority.
(m)    Risk Management. Except pursuant to applicable law or as required by any Governmental Authority, (i) implement or adopt any material change in its interest rate and other risk management policies, procedures or practices except as Previously Disclosed; (ii) fail to follow its existing policies or practices with respect to managing its exposure to interest rate and other risk; (iii) fail to use commercially reasonable means to avoid any material increase in its aggregate exposure to interest rate risk; or (iv) fail to follow its existing policies or practices with respect to managing its fiduciary risks.
(n)    Borrowings. Borrow or agree to borrow any funds, including but not limited to pursuant to repurchase transactions, or directly or indirectly guarantee or agree to guarantee any obligations of any other Person, except in each case in the ordinary course of business and with a final maturity of less than one year.
(o)    Indirect Loans; Participations. (i) Make or purchase any indirect or brokered loans, or (ii) purchase from or sell to any financial institution or other non-depository lender an interest in a loan and/or other type of credit facility, except for such credit facilities made to borrowers in the NASB Territory which are secured by collateral located in the NASB Territory in the ordinary course and consistent with past practices.

(p)    Capital Expenditures. Make any capital expenditure or capital addition or improvement which individually exceeds $15,000 or in the aggregate exceed $50,000.
(q)    Lending. (i) Establish any new lending programs or make any changes in the policies of NASB concerning which Persons may approve loans; or
(ii) originate or issue a commitment to originate any loan in a principal amount in excess of $500,000.
(r)      Taxes. (i) Fail to prepare or file or cause to be prepared or filed in a timely manner consistent with past practice all Tax Returns that are required to be filed (with extensions) at or before the Effective Time; (ii) fail to timely pay any Tax due (whether or not required to be shown on any such Tax Returns); or (iii) make, change or revoke any Tax election or Tax accounting method, file any amended Tax return, settle any Tax claim or assessment or consent to the extension or waiver of any statute of limitations with respect to Taxes (or offer or agree to do any of the foregoing or surrender its rights to do any of the foregoing or to claim any refund of Taxes or file any amended Tax Return).
(s)    Offices and Facilities. (i) Open, close or relocate any offices at which business is conducted (including any ATMs); or (ii) fail to use commercially reasonable efforts to maintain and keep their respective properties and facilities in their present condition and working order, ordinary wear and tear excepted.
(t)    Interest Rates. Increase or decrease the rate of interest paid on time deposits or certificates of deposit, except in a manner consistent with past practices in relation to rates prevailing in the relevant market.
(u)    Foreclosures. Foreclose upon or take title to or possession or control of any real property or entity thereon without first obtaining a Phase I thereon which indicates that the property is free of Hazardous Material; provided, however, that no such report shall be required to be obtained with respect to single-family residential real property of one acre or less to be foreclosed upon unless NASB has reason to believe such real property may contain any such Hazardous Material.
(v)    Deposit Liabilities. Cause or permit any material change in the amount or general composition of deposit liabilities.
(w)    Commitments. Agree or commit to do any of the foregoing.
ARTICLE V
Representations and Warranties

5.01    Disclosure Schedules. On or prior to the date hereof, NASB delivered to Peoples, on behalf of Peoples and Peoples Bank, a schedule, and Peoples, on behalf of Peoples and Peoples Bank, delivered to NASB a schedule (each respectively, its “Disclosure Schedule”), setting forth, among other things, items the disclosure of which are necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof, as an exception to one or more representations or warranties contained in

Section 5.03 or 5.04 or to one or more of its respective covenants contained in Article IV or Article VI; provided, however, that the mere inclusion of an item in a Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by a party that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to have or result in a Material Adverse Effect on the party making the representation.
5.02    Standard. No party hereto shall be deemed to have breached a representation or warranty as a consequence of the existence of any fact, event or circumstance unless such fact, circumstance or event, individually or taken together with all other facts, events or circumstances inconsistent with any representation or warranty contained in Section 5.03 or 5.04, has had or is reasonably likely to have, a Material Adverse Effect.
5.03    Representations and Warranties of NASB. Subject to Sections 5.01 and 5.02 and except as Previously Disclosed in its Disclosure Schedule, NASB hereby represents and warrants to Peoples and Peoples Bank that the following are true and correct:
(a)    Organization, Standing and Authority. NASB is a state-chartered savings bank, duly organized, validly existing and in good standing under the laws of the State of Ohio, and has all the requisite power and is duly qualified to do business and is in good standing in any foreign jurisdictions where its ownership or leasing of property or assets or the conduct of its business requires it to be so qualified.
(b)    Capital Structure of NASB. As of the date of this Agreement, the authorized capital stock of NASB consists solely of 10,000 NASB Common Shares, of which 2,630.1 shares are outstanding, and no shares are subject to options. As of the date of this Agreement, no NASB Common Shares were held in the NASB 401(k) Plan, and no Treasury Shares were held by NASB or otherwise owned by NASB. The outstanding NASB Common Shares have been duly authorized, are validly issued and outstanding, fully paid and nonassessable, and were not issued in violation of any preemptive rights. As of the date hereof (A) there are no NASB Common Shares authorized and reserved for issuance, (B) NASB does not have any commitment to authorize, issue or sell any NASB Common Shares or Rights, and (C) NASB does not have any Rights issued or outstanding with respect to NASB Common Shares.
(c)    Subsidiaries.
(i)    As of the date of this Agreement, NASB has no Subsidiaries.
(ii)    Except as Previously Disclosed, NASB does not own beneficially, directly or indirectly, any equity securities or similar interests of any Person, or any interest in a partnership or joint venture of any kind.
(d)    Corporate Power. NASB has full corporate power and authority to carry on its business as it is now being conducted and to own all of its properties and assets. NASB has the corporate power and authority to execute, deliver and perform its obligations under this Agreement, subject to certain required approvals of NASB’s shareholders (the “NASB Shareholder Adoption”) and applicable Regulatory Authorities.

(e)    Corporate Authority; Authorized and Effective Agreement. Subject to the NASB Shareholder Adoption, this Agreement and the transactions contemplated hereby have been authorized by all necessary corporate action of NASB and the NASB Board prior to the date of this Agreement. This Agreement is a valid and legally binding obligation of NASB, enforceable against NASB in accordance with its terms, except as enforcement may be limited by receivership, conservatorship and supervisory powers of bank regulatory agencies generally, as well as bankruptcy, insolvency, reorganization, moratorium or other laws of general applicability relating to or affecting creditors’ rights, or the limiting effect of rules of law governing specific performance, equitable relief and other equitable remedies or the waiver of rights or remedies.
(f)    Regulatory Approvals; No Defaults.
(i)    No consents or approvals of, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by NASB in connection with the execution, delivery or performance by NASB of this Agreement or the consummation of the transactions contemplated hereby, including the Merger, except for (A) the filings of applications and notices, as applicable, with Regulatory Authorities to approve the transactions contemplated by the Agreement, (B) the filing of the certificates of merger with the OSS pursuant to the OGCL and (C) the receipt of the approvals set forth in Section 7.01(b). As of the date hereof, NASB is not aware of any reason why the approvals set forth in Section 7.01(b) will not be received without the imposition of a condition, restriction or requirement of the type described in Section 7.01(b).
(ii)    Subject to the NASB Shareholder Adoption, the receipt of the approvals set forth in Section 7.01(b), and the expiration of related regulatory waiting periods, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, do not and will not (A) result in a breach or violation of, or a default under, or give rise to any Lien, any acceleration of remedies or any right of termination under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument of NASB or to which NASB or its properties are subject or bound, (B) constitute a breach or violation of, or a default under, the NASB Articles or NASB Bylaws or (C) require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit or any Material Contract.
(g)    Financial Statements; Material Adverse Effect; Internal Controls.
(i)    NASB has delivered or will deliver to Peoples and Peoples Bank, (a) audited financial statements for each of the fiscal years ended June 30, 2013, 2012, 2011, 2010 and 2009, respectively, consisting of balance sheets and the related statements of income and shareholders’ equity and cash flows for the fiscal years ended on such date, including the footnotes thereto and the reports prepared with respect thereto by Bober, Markey, Fedorovich & Company, NASB’s independent registered public accounting firm, (b) unaudited consolidated financial statements for the interim period ended March 31, 2014 and each subsequent quarter thereafter, consisting of balance sheets and the related statements of income, and (c) unaudited monthly financial statements for March 31, 2014 and each subsequent month thereafter, consisting of balance sheets and the related statements of income (collectively, “NASB’s Financial Statements”). NASB’s Financial Statements, as of the dates thereof and for the periods covered thereby, have been prepared in conformity with generally accepted accounting principles, consistently applied throughout the periods indicated, and fairly present the financial position of NASB as of the dates thereof and the results of operations and cash flows for the periods indicated, subject in the case of the interim financial statements to normal year‑end adjustments and the absence of notes thereto. Except as set forth in NASB’s Financial

Statements, liabilities and obligations incurred since the date of the latest NASB’s Financial Statements in the ordinary course of business consistent in nature and amount with past practice and liabilities incurred in connection with the transactions contemplated by this Agreement, NASB has no liabilities or obligations as of the date hereof which are required to be included on a balance sheet prepared in accordance with generally accepted accounting principles.
(ii)    Since June 30, 2013, NASB has not incurred any material liability not disclosed in NASB’s Financial Statements.
(iii)    Since June 30, 2013, (A) NASB has conducted its businesses in the ordinary and usual course consistent with past practice and (B) no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events is reasonably likely to have a Material Adverse Effect with respect to NASB.
(iv)    Management of NASB has established and maintains a system of internal accounting controls sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. Management of NASB has evaluated the effectiveness of NASB’s internal controls over financial reporting as of the end of its most recent fiscal year and, based on such evaluations, has Previously Disclosed to Peoples (A) all significant deficiencies and material weaknesses in the design or operation of the internal controls over financial reporting which are reasonably likely to adversely affect NASB’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees of NASB. NASB has provided to Peoples access to all documentation related to NASB’s internal control over financial reporting.
(h)    Litigation. No litigation, claim or other proceeding before any court or governmental agency is pending against NASB and, to NASB’s Knowledge, no such litigation, claim or other proceeding has been threatened. There is no judgment, decree, injunction, rule or order of any Governmental Authority outstanding against NASB.

(i)    Regulatory Matters.
(i)    Neither NASB nor its properties is a party to or is subject to any order, decree, formal or informal agreement, memorandum of understanding or similar arrangement with, or a commitment letter, board resolution or similar submission to, or extraordinary supervisory letter (any of the foregoing, a “Regulatory Order”) from any federal or state governmental agency or authority charged with the supervision or regulation of financial institutions (or their holding companies) or issuers of securities or engaged in the insurance of deposits (including, without limitation, the OCC, the ODFI, the FDIC and the FRB) or the supervision or regulation of it or any of its Subsidiaries (collectively, the “Regulatory Authorities”).
(ii)    NASB has not been advised by any Regulatory Authority that such Regulatory Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, formal or informal agreement, memorandum of understanding, commitment letter, board resolution, supervisory letter or similar submission.
(j)    Compliance with Laws. NASB: (i) is in compliance with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto; (ii) has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities and Regulatory Authorities that are required in order to permit them to own or lease its properties and to conduct its businesses as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to NASB’s Knowledge, no suspension or cancellation of any of them is threatened; and (iii) has not received any notification or communication from any Governmental Authority (A) asserting that NASB is not in compliance with any of the statutes, regulations, or ordinances which such Governmental Authority enforces or (B) threatening to revoke any license, franchise, permit, or governmental authorization (nor do any grounds for any of the foregoing exist).
(k)    Material Contracts; Defaults.
(i)    Except as set forth in the Disclosure Schedule listed under Section 5.03(k), NASB is not a party to or is bound by any contract or agreement (whether written or verbal) of the following types as of the date of this Agreement, and no such contract or agreement is presently being negotiated or discussed:
(A)    any contract involving commitments to others to make capital expenditures or purchases or sales in excess of $25,000 in any one case or in the aggregate in any period of 12 consecutive months;
(B)    any contract relating to any direct or indirect indebtedness of NASB for borrowed money (including loan agreements, lease purchase arrangements, guarantees, agreements to purchase goods or services or to supply funds or other undertakings relating to the extension of credit), or any conditional sales contracts, equipment lease agreements and other security arrangements with respect to personal property with an obligation in excess of $25,000 in any one case or $50,000 in the aggregate in any period of 12 consecutive months;

(C)    any employment, severance, consulting or management services contract with any director, officer, employee or consultant of NASB;
(D)    any contract containing covenants limiting the freedom of NASB to compete in any line of business or with any Person or in any area or territory;
(E)    any partnership, joint venture, limited liability company arrangement or other similar agreement;
(F)    any profit sharing, phantom stock award, stock option, stock purchase, stock appreciation, deferred compensation, issuance, or other plan or arrangement related to the NASB Common Shares for the benefit of NASB’s current or former directors, officers, employees or consultants;
(G)    any license agreement, either as licensor or licensee, or any other contract of any type relating to any intellectual property, except for license agreements relating to off-the-shelf software or software components pursuant to a non-negotiable standard form or “shrink wrap” license agreement;
(H)    any contract with any insider of NASB or any arrangement under which NASB has advanced or loaned any amount to any of their respective insiders or immediate family member of any insider (the terms “insider” and “immediate family member” have the meanings given to them under Regulation O (12 C.F.R. Part 215) as promulgated by the FRB);
(I)    any contract, whether exclusive or otherwise, with any sales agent, representative, franchisee or distributor;
(J)    other than this Agreement and any ancillary agreements being executed in connection with this Agreement, any contract providing for the acquisition or disposition of any portion of the assets, properties or securities of NASB;
(K)    any contract that requires the payment of royalties;
(L)    any contract pursuant to which NASB has any obligation to share revenues or profits derived from NASB with any other Person;
(M)    any contract between (i) NASB, on the one hand, and any officer, director, or employee of NASB, on the other hand, and (ii) NASB, on the one hand, and any Associate or other Affiliate of any director, officer, or employee of NASB, on the other hand; and

(N)    any other legally binding contract not of the type covered by any of the other items of this Section 5.03(k) involving money or property and having an obligation in excess of $25,000 in the aggregate in any period of 12 consecutive months or which is otherwise not in the ordinary and usual course of business.
(ii)    “Material Contracts” shall mean those contracts on NASB’s Disclosure Schedule listed under Section 5.03(k). True, complete and correct copies of all of the Material Contracts have been made available to Peoples. All of the Material Contracts are in full force and effect and are legal, valid, binding and enforceable in accordance with their terms (A) as to NASB, as the case may be, and (B) to the Knowledge of NASB, as to the other parties to such Material Contracts. Except as disclosed in NASB’s Disclosure Schedule, NASB, and to the Knowledge of NASB, each other party to the Material Contracts, has performed and is performing all material obligations, conditions and covenants required to be performed by it under the Material Contracts. NASB is not, and to the Knowledge of NASB, no other party, is in violation, breach or default of any material obligation, condition or covenant under any of the Material Contracts, and NASB has not, and to the Knowledge of NASB, no other party has, received any notice that any of the Material Contracts will be terminated or will not be renewed. NASB has not received from or given to any other Person any notice of default or other violation under any of the Material Contracts, nor, to the Knowledge of NASB, does any condition exist or has any event occurred which with notice or lapse of time or both would constitute a default under any of the Material Contracts which would entitle the non-defaulting party to terminate or accelerate obligations under such Material Contract.
(l)    Brokerage and Finder’s Fees. Except for Boenning & Scattergood, Inc., NASB has not engaged or employed any broker, finder, or agent, or agreed to pay or incurred any brokerage fee, finder’s fee, commission or other similar form of compensation (including any break-up or termination fee) in connection with this Agreement or the transactions contemplated hereby.
(m)    Employee Benefit Plans.
(i)    Section 5.03(m) of NASB’s Disclosure Schedule contains a complete and accurate list of all bonus, incentive, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock, stock option, severance, welfare and fringe benefit plans, employment, retention, change in control, severance agreements, and all similar practices, policies and arrangements, whether written or unwritten, that are currently effective or were in effect at any time in the previous five years, in which any employee or former employee (the “Employees”), consultant or former consultant (the “Consultants”) or director or former director (the “Directors”) of NASB or any ERISA Affiliate participates, sponsors or contributes, or to which any such Employees, Consultants or Directors are a party or under which NASB or any ERISA Affiliate has any present or future liability (the “Compensation and Benefit Plans”). Neither NASB nor any ERISA Affiliate has any commitment to create any additional Compensation and Benefit Plan or to modify or change any existing Compensation and Benefit Plan. No Compensation and Benefit Plan holds any NASB Common Shares.

(ii)    Except as set forth on Section 5.03(m)(ii) of NASB’s Disclosure Schedule, Each Compensation and Benefit Plan has been operated and administered in all material respects in accordance with its terms and with applicable law, including, but not limited to, ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act, or any regulations or rules promulgated thereunder, to the extent applicable to such Compensation or Benefit Plan, and all filings, disclosures and notices required by ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act and any other applicable law have been timely made to the extent required with respect to such Compensation and Benefit Plan. Each Compensation and Benefit Plan which is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (a “Pension Plan”) and which is intended to be qualified under Section 401(a) of the Code has either received a favorable determination letter from the Internal Revenue Service (“IRS”), and no circumstances exist which are likely to result in revocation of any such favorable determination letter; or has been adopted on a prototype plan which has received a current opinion letter from the national office of the IRS. There is no pending or, to the Knowledge of NASB, threatened legal action, suit or claim relating to the Compensation and Benefit Plans other than claims for bnefits made in the ordinary course. Neither NASB nor any ERISA Affiliate has engaged in a transaction, or omitted to take any action, with respect to any Compensation and Benefit Plan that would reasonably be expected to subject NASB or any ERISA Affiliate to a tax or penalty imposed by either Section 4975 of the Code or Section 502 of ERISA. To the Knowledge of NASB, no event has occurred or circumstance exists that could result in a material increase in premium cost of a Compensation and Benefit Plan that is insured, or a material increase in benefit cost of such Compensation and Benefit Plans that are self-insured.
(iii)    Except as set forth on Section 5.03(m)(iii) of NASB’s Disclosure Schedule, none of the Compensation and Benefit Plans is subject to Title IV of ERISA. Except as set forth on Section 5.03(m)(iii) of NASB’s Disclosure Schedule, no liability under Title IV of ERISA has been or is expected to be incurred by NASB with respect to any terminated “single-employer plan,” within the meaning of Section 4001(a)(15) of ERISA, formerly maintained by any of them, or any single-employer plan of any entity (an “ERISA Affiliate”) which is considered one employer with NASB under Section 4001(a)(14) of ERISA or Section 414(b) or (c) of the Code (an “ERISA Affiliate Plan”). Except as set forth on Section 5.03(m)(iii) of NASB’s Disclosure Schedule, neither NASB nor any ERISA Affiliate has contributed, or has been obligated to contribute, to either a defined benefit pension plan subject to Title IV of ERISA or to a multiemployer plan under Subtitle E of Title IV of ERISA at any time since September 26, 1980. No notice of a “reportable event,” within the meaning of Section 4043 of ERISA, has been required to be filed for any Compensation and Benefit Plan or by any ERISA Affiliate Plan. To the Knowledge of NASB, there is no pending investigation or enforcement action by the U.S. Department of Labor or the IRS or any other governmental agency with respect to any Compensation and Benefit Plan.

(iv)    All contributions required to be made under the terms of any Compensation and Benefit Plan or ERISA Affiliate Plan or any employee benefit arrangements under any collective bargaining agreement to which NASB was or is a party have been timely made or have been reflected on NASB’s Financial Statements.
(v)    Except as otherwise provided under Section 6.10(c), NASB does not have any obligations to provide retiree health and life insurance or other retiree death benefits under any Compensation and Benefit Plan, other than benefits mandated by Section 4980B of the Code, and each such Compensation and Benefit Plan may be amended or terminated without incurring liability thereunder. There has been no communication to Employees by NASB that would reasonably be expected to promise or guarantee such Employees retiree health or life insurance or other retiree death benefits on a permanent basis.
(vi)    Neither NASB nor any ERISA Affiliate maintain any Compensation and Benefit Plans covering leased or foreign (i.e., non-United States) Employees, independent contractors or non-employees.
(vii)    With respect to each Compensation and Benefit Plan, if applicable, NASB has provided or made available to Peoples and Peoples Bank, true and complete copies of existing: (A) Compensation and Benefit Plan documents and amendments thereto, including a written description of any Compensation and Benefit Plan or any other employee benefit obligation that is not otherwise in writing, and all board actions approving the same; (B) trust instruments and insurance contracts, including renewal notices; (C) the three most recent Forms 5500 filed with the IRS (including all schedules thereto and the opinions of independent accountants); (D) the most recent actuarial report and financial statement; (E) the most recent summary plan description or wrap document and summaries of material modifications; (F) notices or forms filed with the PBGC (other than for premium payments); (G) the most recent determination letter issued by the IRS; (H) any Form 5310 or Form 5330 filed with the IRS; (I) the most recent nondiscrimination tests performed under ERISA and the Code (including 401(k) and 401(m) tests); and (J) all contracts with third party administrators, actuaries, investment managers, compensation consultants and other independent contractors that relate to a Compensation and Benefit Plan; provided, however, that in the case of the NASB 401(k) Plan and the NASB Defined Benefit Plan, the foregoing copies have been provided only to the extent relevant or applicable to NASB’s participation in such plans.
(viii)    The consummation of the transactions contemplated by this Agreement would not, directly or indirectly (including, without limitation, as a result of any termination of employment prior to or following the Effective Time) reasonably be expected to (A) entitle any Employee, Consultant or Director to any payment (including severance pay or similar compensation) or any increase in compensation, (B) result in the vesting or acceleration of any benefits under any Compensation and Benefit Plan or (C) result in any material increase in benefits payable under any Compensation and Benefit Plan.

(ix)    Neither NASB nor any ERISA Affiliate maintains any compensation plans, programs or arrangements the payments under which would not reasonably be expected to be deductible as a result of the limitations under Section 162(m) of the Code and the Treasury regulations issued thereunder.
(x)    As a result, directly or indirectly, of the transactions contemplated by this Agreement (including, without limitation, as a result of any termination of employment prior to or following the Effective Time), none of Peoples, NASB or the Surviving Bank, or any of their respective Subsidiaries will be obligated to make a payment that would be characterized as an “excess parachute payment” to an individual who is a “disqualified individual” (as such terms are defined in Section 280G of the Code and applicable regulations thereunder) of NASB on a consolidated basis or which would violate 12 U.S.C. Section 1828(k) or regulations thereunder.
(n)    Labor Matters. NASB is not a party to, nor is bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is NASB the subject of a proceeding asserting that it has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel NASB to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving it or any of its Subsidiaries pending or, to NASB’s Knowledge, threatened, nor is NASB aware of any activity involving its or any of its Subsidiaries’ employees seeking to certify a collective bargaining unit or engaging in other organizational activity. NASB is in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours.
(o)    Takeover Laws. NASB has taken all action required to be taken by NASB in order to exempt this Agreement, the Voting Agreement and the transactions contemplated hereby and thereby from, and this Agreement, the Voting Agreement and the transactions contemplated hereby and thereby are exempt from, (i) the requirements of any “moratorium,” “control share,” “fair price,” “affiliate transaction,” “business combination” or other antitakeover laws and regulations of the State of Ohio (“Takeover Laws”); and (ii) any applicable provisions of the NASB Articles and NASB Bylaws.
(p)    Environmental Matters. Neither the conduct nor the operation of NASB nor any condition of any property presently or previously owned, leased or operated by any of them (including, without limitation, in a fiduciary or agency capacity), or on which any of them holds a Lien, violates or violated Environmental Laws and to NASB’s Knowledge, no condition exists or has existed or event has occurred with respect to any of them or any such property that is reasonably likely to result in liability under Environmental Laws. NASB has not received any notice from any Person that NASB or the operation or condition of any property ever owned, leased, operated, or held as collateral or in a fiduciary capacity by NASB is or was in violation of or otherwise are alleged to have liability under any Environmental Law, including, but not limited to, responsibility (or potential responsibility) for the cleanup or other remediation of any Hazardous Materials at, on, beneath, or originating from any such property.

(q)    Tax Matters.
(i)(A)    All Tax Returns that were or are required to be filed by or with respect to NASB have been duly and timely filed, or an appropriate extension has been granted, and all such Tax Returns are true, correct and complete in all material respects, (B) all Taxes due (whether or not required to be shown to be due on the Tax Returns referred to in clause (i)(A)) have been paid in full, and (C) no unexpired waivers of statutes of limitation have been given by or requested with respect to any Taxes of NASB. NASB has made available to Peoples and Peoples Bank true and correct copies of the United States federal income Tax Returns filed by NASB for each of the three most recent fiscal years. NASB does have any liability with respect to any Taxes in excess of the amounts accrued with respect thereto that are reflected in NASB’s Financial Statements or that have arisen in the ordinary and usual course of business since June 30, 2013. The accruals and reserves for Taxes reflected in NASB’s Financial Statements are adequate for the periods covered. There are no Liens for Taxes upon the assets of NASB other than Liens for current Taxes not yet due and payable.
(ii)    No Tax is required to be withheld pursuant to Section 1445 of the Code as a result of the transactions contemplated by this Agreement.
(iii)    NASB has withheld or collected and paid over to the appropriate Governmental Authorities, or are properly holding for such payment, all Taxes required by law to be withheld or collected.
(iv)    No claim has ever been made by any Governmental Authority in a jurisdiction where NASB does not file Tax Returns that NASB is or may be subject to taxation by that jurisdiction nor is there any factual basis for any such claim.
(v)    NASB has not applied for any ruling from any Governmental Authority with respect to Taxes nor entered into a closing agreement (or similar arrangement) with any Governmental Authority.
(vi)    NASB has not been audited by any Governmental Authority for taxable years ending on or subsequent to June 30, 2008. No Tax audit or administrative or judicial Tax proceedings of any Governmental Authority are pending or being conducted with respect to NASB and, to the Knowledge of NASB, no such audit or other proceeding has been threatened. No Governmental Authority has asserted, is now asserting, or, to the Knowledge of NASB, is threatening to assert against NASB any deficiency or claim for additional Taxes.
(vii)    NASB (A) is not a party to any Tax allocation or sharing agreement, (B) has never been a member of an affiliated group of corporations, within the meaning of Section 1504 of the Code, other than an affiliated group of which NASB is or was the common parent corporation (the “NASB Group”), or (C) has no liability for the Taxes of any person (other than members of the NASB Group) as a transferee or successor, by contract, or otherwise.

(viii)    Except as Previously Disclosed, NASB has not agreed to any extension of time with respect to any Tax Return or a Tax assessment or deficiency, and no such extension of time has been requested.
(ix)    NASB has not agreed, nor is it required, to make any adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise that will affect its liability for Taxes.
(x)    There are no joint ventures, partnerships, limited liability companies, or other arrangements or contracts to which NASB is a party that could be treated as a partnership for Tax purposes.
(xi)    Except as set forth on Section 5.03(q) of NASB’s Disclosure Schedule, NASB is not a party to any agreement, contract, arrangement or plan that has resulted, or could result, individually or in the aggregate, in the payment of “excess parachute payments” within the meaning of Section 280G of the Code.
(xii)    None of the assets of the Bank are “tax exempt use property” or “tax exempt bond financed property” within the meaning of Section 168 of the Code and the Bank is not a party to a “long-term contract” within the meaning of Section 460 of the Code.
(r)    Risk Management Instruments. NASB is not a party to or otherwise bound by any interest rate swaps, caps, floors, option agreements, futures or forward contracts or other similar risk management arrangements.
(s)    Books and Records. The books of account, minute books, stock record books, and other records of NASB, all of which have been made available to Peoples and Peoples Bank, are complete and correct in all material respects and have been maintained in accordance with sound business practices and, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of NASB, including the maintenance of an adequate system of internal controls that is sufficient to provide reasonable assurances that transactions are executed in accordance with management’s authorization, that transactions are recorded as necessary, that access to assets is permitted only in accordance with management’s authorization, and that the recorded accountability for assets is compared at reasonable intervals and appropriate action is taken with respect to any differences. The minute books of NASB and contain accurate and complete records of all meetings held of, and corporate action taken by, the shareholders, the NASB Board, and committees of the NASB Board, and no meeting of any such shareholders, NASB Board, or committee has been held for which minutes have been prepared and are not contained in such minute books.
(t)    Insurance. Section 5.03(t) of NASB’s Disclosure Schedule sets forth all of the insurance policies, binders, or bonds maintained by NASB. NASB is insured with reputable insurers against such risks and in such amounts as is prudent in accordance with safe and sound industry practices. All such insurance policies are in full force and effect; NASB is not in material default thereunder; and all claims thereunder have been filed in due and timely fashion.

(u)    Title to Real Property and Assets. Section 5.03(u) of NASB’s Disclosure Schedule lists and describes all real property, and any leasehold interest in real property, owned or held by NASB. NASB has good and marketable title, free and clear of all Liens, to all of the properties and assets, real and personal, reflected on the NASB’s Financial Statements as being owned by NASB as of June 30, 2013, or acquired after such date, except (i) statutory Liens for amounts not yet due and payable, (ii) pledges to secure deposits and other Liens incurred in the ordinary course of banking business, (iii) with respect to real property, such imperfections of title, easements, encumbrances, liens, charges, defaults or equitable interests, if any, as do not affect the use of properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties, and (iv) dispositions and encumbrances in the ordinary course of business. All leases pursuant to which NASB, as lessee, leases personal property (except for leases that have expired by their terms or that NASB has agreed to terminate since the date hereof) are valid without default thereunder by the lessee or the lessor.
(v)    Loans; Certain Transactions. Each loan reflected as an asset in the NASB’s Financial Statements as of June 30, 2013, and each balance sheet date subsequent thereto (i) is evidenced by notes, agreements or other evidences of indebtedness which are true, genuine and what they purport to be, (ii) to the extent secured, has been secured by valid and enforceable Liens which have been perfected in accordance with applicable law, and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms. No obligor under any of such loans has asserted any claim or defense with respect to the subject matter thereof. NASB is not a party to a loan, including any loan guaranty, with any director, executive officer or 5% shareholder of NASB or any person, corporation or enterprise controlling, controlled by or under common control with any of the foregoing. All loans and extensions of credit that have been made by NASB and that are subject to 12 C.F.R. § 337.3 and 12 C.F.R. Part 215, comply therewith.

(w)    Allowance for Loan Losses. Except as Previously Disclosed, there is no loan which was made by NASB and which is reflected as an asset of NASB on NASB’s Financial Statements that (i) is 90 days or more delinquent, (ii) has been classified by examiners (regulatory or internal) or by management of NASB as “substandard,” “doubtful,” “loss” or “special mention,” or (iii) has been identified by accountants or auditors (regulatory or internal) as having a significant risk of uncollectability. The allowance for loan losses reflected on NASB’s Financial Statements was, as of each respective date, determined in accordance with generally accepted accounting principles consistently applied and in accordance with all rules and regulations applicable to NASB and was, as of the respective date thereof, adequate in all material respects under the requirements of generally accepted accounting principles and applicable regulatory requirements and guidelines to provide for reasonably anticipated losses on outstanding loans, net of recoveries.
(x)    Repurchase Agreements. With respect to all agreements pursuant to which NASB has purchased securities subject to an agreement to resell, if any, NASB has a valid, perfected first Lien in or evidence of ownership in book entry form of the government securities or other collateral securing the repurchase agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby.

(y)    Investment Portfolio. All investment securities held by NASB, as reflected in the NASB’s Financial Statements, are carried in accordance with generally accepted accounting principles and in a manner materially consistent with the applicable guidelines issued by the Regulatory Authorities. NASB has good, valid and marketable title to all securities held by them, respectively, except securities held in any fiduciary or agency capacity, free and clear of any Lien, except as set forth in NASB’s Financial Statements and except to the extent any such securities are pledged in the ordinary course of business consistent with prudent banking practices to secure obligations of NASB.

(z)    Deposit Insurance. The deposit accounts of NASB are insured by the FDIC to the fullest extent permitted by and in accordance with the FDIA, and NASB has timely paid all assessments and filed all reports required by the FDIA. All interest has been properly accrued on the deposit accounts of NASB, and NASB’s records accurately reflect such accrual of interest. Except as Previously Disclosed, the deposit accounts of NASB have been originated and administered in accordance with the terms of the respective governing documents. NASB has not received written notice of any loss or potential loss of any material business or customers related to the deposit accounts of NASB.

(aa)    Bank Secrecy Act, Anti-Money Laundering and OFAC and Customer Information. NASB is not aware of, has not been advised in writing of, and has no reason to believe that any facts or circumstances exist, which would cause NASB to be deemed (i) to be operating in violation of the Bank Secrecy Act, the Patriot Act, any order issued with respect to anti-money laundering by the Treasury’s Office of Foreign Assets Control, or any other applicable anti-money laundering law; or (ii) not to be in satisfactory compliance in any material respect with the applicable privacy and customer information requirements contained in any federal and state privacy laws, including without limitation, in Title V of the Gramm-Leach-Bliley Act. NASB is not aware of any facts or circumstances that would cause NASB to believe that any non-public customer information has been disclosed to or accessed by an unauthorized third party in a manner that would cause NASB to undertake any material remedial action. The NASB Board has adopted and implemented an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that comply with the Patriot Act and such anti-money laundering program meets the requirements of the Patriot Act and the regulations thereunder, and NASB has complied in all material respects with any requirements to file reports and other necessary documents as required by the Patriot Act and the regulations thereunder.
(bb)    CRA Compliance. NASB has not received any notice of non-compliance with the applicable provisions of the Community Reinvestment Act and the regulations promulgated thereunder, and NASB has received a CRA rating of satisfactory or better as a result of its most recent CRA examination. NASB has no Knowledge of any fact or circumstance or set of facts or circumstances which could cause NASB to receive notice of non-compliance with such provisions or cause the CRA rating of NASB to fall below satisfactory.
(cc)    Related Party Transactions. NASB has not entered into any transactions with any Affiliate of NASB or any Affiliate of any director or officer of NASB (collectively, the “Related Parties”) other than loans described under subsection (v) of Section 5.03. None of the Related Parties presently (i) owns, directly or indirectly, any interest in (excepting not more than 5% stock holdings for investment purposes in securities of publicly held and traded companies), or is an officer, director, employee or consultant of, any Person which is, or is engaged in business as, a competitor, lessor, lessee, customer, distributor, sales agent, or supplier of NASB or any of its Affiliates; (ii) owns, directly or indirectly, in whole or in part, any tangible or intangible property that NASB uses or the use of which is necessary for conduct of its business; (iii) has brought any action against, or owes any amount to, NASB other than loans described under subsection (v) of this Section 5.03; or (iv) on behalf of NASB, has made any payment or commitment to pay any commission, fee or other amount to, or purchase or obtain or otherwise contract to purchase or obtain any goods or services from, any other Person of which any officer or director of NASB, is a partner or stockholder (excepting stock holdings solely for investment purposes in securities of publicly held and traded companies). Section 5.03(cc) of NASB’s Disclosure Schedule contains a complete list of all contracts between NASB and any Related Party (collectively, the “Related Party Agreements”) entered into on or prior to the date of this Agreement or contemplated under this Agreement to be entered into before the Effective Date (other than those contracts entered into after the date of this Agreement for which Peoples has given its prior written consent). NASB is not party to any transaction with any Related Party on other than arm’s-length terms.
(dd)    Prohibited Payments. NASB has not, directly or indirectly: (i) made or agreed to make any contribution, payment or gift to any government official, employee or agent where either the contribution, payment or gift or the purpose thereof was illegal under the laws of any federal, state, local or foreign jurisdiction; (ii) established or maintained any unrecorded fund or asset for any purpose or made any false entries on the books and records of NASB for any reason; (iii) made or agreed to make any contribution, or reimbursed any political gift or contribution made by any other Person, to any candidate for federal, state, local or foreign public office; or (iv) paid or delivered any fee, commission or other sum of money or item of property, however characterized, to any finder, agent, government official or other party, in the United States or any other country, which in any manner relates to the assets, business or operations of NASB, which NASB knows or has reason to believe have been illegal under any federal, state or local laws of the United States or any other country having jurisdiction.
(ee)    Fairness Opinion. The NASB Board has received the opinion of Boenning & Scattergood, Inc., to the effect that, as of the date hereof, the Merger Consideration to be received by NASB shareholders in the Merger is fair to the holders of NASB Common Shares from a financial point of view.
(ff)    Absence of Undisclosed Liabilities. NASB has no liability (whether accrued, absolute, contingent or otherwise) that, either individually or when combined with all liabilities as to similar matters, would have a Material Adverse Effect on NASB on a consolidated basis, except as disclosed in NASB’s Financial Statements.
(gg)    Material Adverse Effect. NASB has not suffered a change in its business, financial condition or results of operations since June 30, 2013, that has had or could reasonably be expected to have a Material Adverse Effect on NASB.
(hh)    Disclosure. The representations and warranties contained in this Section 5.03 do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Section 5.03 not misleading.

5.04    Representations and Warranties of Peoples. Subject to Sections 5.01 and 5.02 and except as Previously Disclosed in a Section of its Disclosure Schedule corresponding to the relevant Section below, Peoples and Peoples Bank make the following representations and warranties to NASB:
(a)    Organization, Standing and Authority.
(i)    Peoples is a corporation duly organized, validly existing and in good standing under the laws of the State of Ohio. Peoples is duly qualified to do business and is in good standing in any foreign jurisdictions where its ownership or leasing of property or assets or the conduct of its business requires it to be so qualified. Peoples is registered as a financial holding company under the BHCA.
(ii)    Peoples Bank is a national banking association duly organized and validly existing under the laws of the United States, and has all the requisite power and is duly qualified to do business and is in good standing in any foreign jurisdictions where its ownership or leasing of property or assets or the conduct of its business requires it to be so qualified.
(b)    Capital Structure of Peoples. As of December 31, 2013, the authorized capital stock of Peoples consists of 24,000,000 Peoples Common Shares, of which 10,605,782 shares are outstanding and 50,000 shares of preferred stock, without par value, none of which are outstanding. The outstanding Peoples Common Shares have been duly authorized, are validly issued and outstanding, fully paid and nonassessable, and were not issued in violation of any preemptive rights. As of December 31, 2013, 600,794 Peoples Common Shares are held in treasury by Peoples. As of December 31, 2013, Peoples has reserved the following number of Peoples Common Shares for issuance (i) 1,081,260 for the Peoples Equity Plan, (ii) 500,000 for its dividend reinvestment plan, and (iii) 240,298 the Peoples Board Deferred Compensation Plan.
(c)    Ownership of NASB Common Shares. As of the date of this Agreement, Peoples and its Subsidiaries do not beneficially own any of the outstanding NASB Common Shares.
(d)    Corporate Power. Peoples and Peoples Bank have the full corporate power and authority to carry on their business as it is now being conducted and to own all of their properties and assets. Subject to the approval of this Agreement and the Merger by applicable Regulatory Authorities, Peoples and Peoples Bank have the corporate power and authority to execute, deliver and perform their respective obligations under this Agreement and to consummate the transactions contemplated hereby and thereby.
(e)    Corporate Authority; Authorized and Effective Agreement. This Agreement and the transactions contemplated hereby, including the Merger, have been authorized by all necessary corporate actions of Peoples, Peoples Bank and their respective boards prior to the date hereof. This Agreement is a valid and legally binding agreement of Peoples and Peoples Bank, enforceable against Peoples and Peoples Bank in accordance with its terms, except as enforcement may be limited by receivership, conservatorship and supervisory powers of bank regulatory agencies generally, as well as bankruptcy, insolvency, reorganization, moratorium or other laws of general applicability relating to or affecting creditors’ rights, or the limiting effect of rules of law governing specific performance, equitable relief and other equitable remedies or the waiver of rights or remedies.

(f)    Financial Statements; Material Adverse Effect.
(i)    The financial statements of Peoples included (or incorporated by reference) in Peoples’ SEC filings (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of Peoples and its Subsidiaries; (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in shareholders’ equity and consolidated financial position of Peoples and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to recurring year-end audit adjustments normal in nature and amount); (iii) complied as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto; and (iv) have been prepared in accordance with generally accepted accounting principles, consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. As of the date hereof, the books and records of Peoples and its Subsidiaries have been maintained in all material respects in accordance with generally accepted accounting principles and any other applicable legal and accounting requirements and reflect only actual transactions. As of the date hereof, Ernst & Young LLP has not resigned (or informed Peoples that it intends to resign) or been dismissed as independent public accountants of Peoples as a result of or in connection with any disagreements with Peoples on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.
(ii)    Neither Peoples nor any of its Subsidiaries has incurred any material liability or obligation, except for (A) those liabilities that are reflected or reserved against on the consolidated balance sheet of Peoples included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2013 (including any notes thereto), (B) liabilities incurred in the ordinary course of business consistent in nature and amount with past practice since December 31, 2013 or (C) in connection with this Agreement and the transactions contemplated hereby.
(g)    Regulatory Matters.
(i)    Neither Peoples nor Peoples Bank nor any of their respective properties is a party to or is subject to a Regulatory Order from any Regulatory Authority.
(ii)    Neither Peoples nor Peoples Bank has been advised by any Regulatory Authority that such Regulatory Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, formal or informal agreement, memorandum of understanding, commitment letter, board resolution, supervisory letter or similar submission.

(h)    Litigation. Except as has not had and would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on Peoples and its Subsidiaries, on a consolidated basis, no litigation, claim or other proceeding before any court or governmental agency is pending against Peoples or its Subsidiaries, to Peoples’ Knowledge, no such litigation, claim or other proceeding has been threatened, and there is no judgment, decree, injunction, rule or order of any Governmental Authority outstanding against Peoples or its Subsidiaries.
(i)    Compliance with Laws. Peoples and Peoples Bank have all the licenses, franchises, permits and authorizations which are necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to applicable law, except where the failure to hold such license, franchise, permit or authorization or to pay such fees or assessments has not had and would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on Peoples and Peoples Bank and, to the Knowledge of Peoples, no suspension or cancellation of any such necessary license, franchise, permit or authorization has, prior to the date hereof, been threatened in writing. Peoples and Peoples Bank have complied in all material respects with, and are not in default or violation in any material respect of, any applicable law relating to Peoples or Peoples Bank.
(j)    Deposit Insurance. The deposit accounts of Peoples Bank are insured by the FDIC to the fullest extent permitted by and in accordance with the FDIA, and Peoples Bank has timely paid all assessments and filed all reports required by the FDIA. All interest has been properly accrued on the deposit accounts of Peoples Bank, and Peoples Bank’s records accurately reflect such accrual of interest. Except as Previously Disclosed, the deposit accounts of Peoples Bank have been originated and administered in accordance with the terms of the respective governing documents. Neither Peoples nor Peoples Bank has received written notice of any loss or potential loss of any material business or customers related to the deposit accounts of Peoples Bank.

(k)    SEC Reports.
(i)    Peoples has timely filed all reports, registration statements, proxy statements and other materials, together with any amendments required to be made with respect thereto, that they were required to file with the SEC, and all such reports, registration statements, proxy statements, other materials and amendments have complied in all material respects with all legal requirements relating thereto, and have paid all fees and assessments due and payable in connection therewith.
(ii)    An accurate and complete copy of each final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished to the SEC by Peoples pursuant to the Securities Act or the Exchange Act prior to the date of this Agreement (the “SEC Reports”) is publicly available. No such SEC Report, at the time filed, furnished or communicated (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), and considering all amendments to any SEC Report filed prior to the date hereof, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances in which they were made, not misleading, except that information filed as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. As of their respective dates, all SEC Reports complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto.

(l)    Absence of Undisclosed Liabilities. Neither Peoples nor any of its Subsidiaries has any liability (whether accrued, absolute, contingent or otherwise) that, either individually or when combined with all liabilities as to similar matters, would have a Material Adverse Effect on Peoples on a consolidated basis, except as disclosed in the SEC Reports.
(m)    Regulatory Approvals; No Defaults.
(i)    No consents or approvals of, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by Peoples or any of its Subsidiaries in connection with the execution, delivery or performance by Peoples and Peoples Bank of this Agreement or to consummate the Merger except for (A) the filing of applications and notices, as applicable, with the federal and state banking authorities to approve the transactions contemplated by this Agreement; (B) the filings of the certificates of merger with the OSS pursuant to the OGCL; and (C) receipt of the approvals set forth in Section 7.01(b). As of the date hereof, neither Peoples nor Peoples Bank is aware of any reason why the approvals set forth in Section 7.01(b) will not be received without the imposition of a condition, restriction or requirement of the type described in Section 7.01(b).
(ii)    Subject to the approvals set forth in Section 7.01(b), the expiration of related regulatory waiting periods, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby do not and will not (A) result in a breach or violation of, or a default under, or give rise to any Lien, any acceleration of remedies or any right of termination under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument of Peoples or of any of its Subsidiaries or to which Peoples or any of its Subsidiaries or properties is subject or bound, (B) constitute a breach or violation of, or a default under, the governing documents of Peoples or Peoples Bank, or (C) require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit or a material license, agreement, indenture or instrument.
(n)    Brokerage and Finder’s Fees. Neither Peoples nor Peoples Bank has engaged or employed any broker, finder, or agent, or agreed to pay or incurred any brokerage fee, finder’s fee, commission or other similar form of compensation (including any break-up or termination fee) in connection with this Agreement or the transactions contemplated hereby.
(o)    Disclosure. The representations and warranties contained in this Section 5.04 do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Section 5.04 not misleading.

ARTICLE VI
Covenants

6.01    Reasonable Best Efforts. Subject to the terms and conditions of this Agreement, the parties shall use its reasonable best efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws, so as to permit consummation of the Merger as promptly as practicable and otherwise to enable consummation of the transactions contemplated hereby and shall cooperate fully with the other party hereto to that end.
6.02    Shareholder Approval. NASB, in consultation with Peoples and Peoples Bank, shall take, in accordance with applicable law and the NASB Articles and NASB Bylaws, all actions necessary to convene an appropriate meeting of its shareholders as soon as practicable after the Registration Statement relating to this transaction has been declared effective by the SEC and under all applicable state securities laws, to consider and vote upon the adoption of this Agreement and any other matters required to be approved or adopted by NASB shareholders for consummation of the Merger (including any adjournment or postponement, the “NASB Meeting”), as promptly as practicable after the date hereof. The NASB Board shall inform the shareholders of NASB in the Proxy Statement/Prospectus that the directors executed the Voting Agreement, substantially in the form attached to this Agreement as Exhibit A, evidencing their intent to vote all shares of NASB which they own of record in favor of approving this Agreement and any other necessary documents or actions. All directors will, in accordance with the Voting Agreement, recommend approval of this Agreement to the other shareholders of NASB, subject only to such director’s fiduciary obligations, and will use their best efforts to obtain the necessary approvals by the shareholders of this Agreement and the transactions contemplated hereby.
6.03     Registration Statement; Proxy Statement/Prospectus.
(a)    Peoples will prepare and file a Registration Statement with the SEC to register a sufficient number of shares of Peoples Common Shares which the shareholders of NASB will receive in accordance with Article III. Peoples will use its best efforts to cause such Registration Statement to become effective. The parties agree that none of the information supplied or to be supplied by any of them for inclusion or incorporation by reference in (i) the Registration Statement, including the proxy statement and prospectus (the “Proxy Statement/Prospectus”) constituting a part thereof, will, at the time the Registration Statement becomes effective under the Securities Act, or (ii) the Proxy Statement/Prospectus and any amendment or supplement thereto will, at the date of mailing to shareholders and at the times of the meeting of shareholders of NASB to be held in connection with the Merger, in either case contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.
(b)    The parties agree to use their commercially reasonable efforts and to cooperate with the other party in all reasonable respects to prepare the Proxy Statement/Prospectus for filing with the SEC and, when the Registration Statement is effective, for delivery to NASB shareholders.

(c)    If any party becomes aware prior to the Effective Time of any information that would cause any of the statements in the Proxy Statement/Prospectus to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, that party shall promptly inform the other thereof and take the necessary steps to correct the Proxy Statement/Prospectus.
6.04    Press Releases. Upon the execution of this Agreement, the parties shall issue a joint press release regarding this Agreement and the transactions contemplated hereby, which joint press release shall be subject to the prior approval of the parties. No party will, without the prior approval of the other parties, issue any other press release or written statement for general circulation relating to the transactions contemplated hereby, except as otherwise may be required to be made by applicable law or regulation before such consent can be obtained.
6.05    Access; Information.
(a)    NASB shall afford to, upon reasonable notice and subject to applicable laws relating to the exchange of information, Peoples, Peoples Bank and their Representatives, such access during normal business hours throughout the period prior to the Effective Time to the books, records (including, without limitation, Tax Returns and work papers of independent auditors), properties and personnel and such other information as Peoples and Peoples Bank may reasonably request and, during such period, (i) shall furnish promptly to Peoples and Peoples Bank a copy of each material report, schedule and other document filed by it pursuant to federal or state securities or banking laws, to the extent permitted by applicable law and regulations; and (ii) shall grant access to all other information concerning the business, properties and personnel of NASB as Peoples and Peoples Bank may reasonably request. NASB shall invite two Representatives of Peoples selected by Peoples from time to time to attend, solely as observers, all meetings of the NASB Board (and committees thereof) after the date of this Agreement; provided, however, that in no event shall such Peoples Representatives be invited to or permitted to attend any executive session of NASB’s board or any meeting at which NASB reasonably determines that such attendance is inconsistent with the fiduciary obligations or confidentiality requirements of the NASB Board, including, without limitation, any portion of any meeting where this Agreement, the transactions contemplated by this Agreement or any Acquisition Proposal or matters involving attorney client privilege are being discussed.
(b)    None of the parties will, nor shall their respective Representatives, use any information obtained pursuant to this Section 6.05 (as well as any other information obtained prior to the date hereof in connection with the entering into of this Agreement) for any purpose unrelated to the consummation of the transactions contemplated by this Agreement, and such information will be subject to the confidentiality provisions of Section 6.16.
(c)    In the event that this Agreement is terminated or the transactions contemplated by this Agreement shall otherwise fail to be consummated, each party shall promptly cause all copies of documents or extracts thereof containing information and data as to another party hereto to be returned to the party which furnished the same. No investigation by either party of the business and affairs of the other shall affect or be deemed to modify or waive any representation, warranty, covenant or agreement in this Agreement, or the conditions to either party’s obligation to consummate the transactions contemplated by this Agreement.

6.06    Acquisition Proposals; Break Up Fee.
(a)    NASB shall not, and shall cause the officers, directors, employees, advisors and other agents of NASB not to, directly or indirectly, take any action to solicit or initiate inquiries or proposals with respect to, or engage in negotiations concerning, or provide any confidential information to, any Person, other than Peoples and Peoples Bank, relating to (i) any acquisition or purchase of all or substantially all of the assets of NASB or (ii) any merger, consolidation or business combination with NASB (hereinafter collectively referred to as an “Acquisition Proposal”); provided, however, that nothing contained in this Section shall prohibit NASB from furnishing information to, or entering into discussion or negotiations with, any Person which makes an unsolicited Acquisition Proposal if and to the extent that (A) the NASB Board, after consultation with and based upon the advice of legal counsel, determines in good faith that failure to do so would be reasonably likely to result in a breach of the fiduciary duties to the shareholders of NASB under applicable law and (B) before furnishing such information to, or entering into discussions or negotiations with, such Person, NASB provides immediate written notice to Peoples of such action, the identity of the bidder and the substance of such Acquisition Proposal.
(b)    In the event that NASB executes a definitive agreement in respect of, or closes, an Acquisition Proposal while this Agreement is in effect, NASB shall pay to Peoples, on behalf of Peoples and Peoples Bank, in immediately available funds the sum of $603,980, as a break up fee, immediately after the earlier of such execution or closing.
6.07    Takeover Laws. No party hereto shall take any action that would cause the transactions contemplated by this Agreement or the Voting Agreement to be subject to requirements imposed by the Takeover Law and each of them shall take all necessary steps within its control to exempt (or ensure the continued exemption of) this Agreement, the Voting Agreement and the transactions contemplated by this Agreement from or, if necessary, challenge the validity or applicability of, the Takeover Law, as now or hereafter in effect.
6.08    Certain Policies. Before the Effective Time, NASB shall, upon the request of Peoples and/or Peoples Bank, (i) modify and change its loan, investment portfolio, asset liability management and real estate valuation policies and practices (including, but not limited to, loan classifications and levels of reserves) so that such policies and practices may be applied on a basis that is consistent with those of Peoples Bank and (ii) evaluate the need for any reserves including, but not limited to, reserves relating to any outstanding litigation, any Tax audits or any liabilities to be incurred upon cancellation of any contracts as a result of the Merger; provided, however, that NASB shall not be obligated to take any such action pursuant to this Section 6.08 unless and until Peoples and Peoples Bank acknowledge that all conditions to its obligation to consummate the Merger have been satisfied (including, but not limited to, the receipt of the regulatory approvals required by Section 7.01(b)) and certifies to NASB that their representations and warranties, subject to Section 5.02, are true and correct as of such date and that Peoples and Peoples Bank are otherwise in material compliance with this Agreement; provided further, however, that NASB shall not be obligated to take any such action pursuant to this Section 6.08 if such action would be clearly inconsistent with generally accepted accounting principles. NASB’s representations, warranties and covenants contained in this Agreement shall not be deemed to be untrue or breached in any respect for any purpose as a consequence of any modifications or changes undertaken solely on account of this Section 6.08.

6.09    Regulatory Applications.
(a)    The parties shall cooperate and use their reasonable best efforts to allow Peoples and Peoples Bank to prepare, submit and file all applications and requests for regulatory approval, to timely effect all filings and to obtain all consents, approvals and/or authorizations of all the Regulatory Authorities necessary to consummate the transactions contemplated by this Agreement. In exercising the rights under this Section, each of the parties hereto agrees to act reasonably and as promptly as practicable. Peoples and Peoples Bank agree that they will consult with NASB with respect to the obtaining of all material consents, approvals and authorizations from the Regulatory Authorities necessary to consummate the transactions contemplated by this Agreement and keep NASB apprised of the status of material matters relating to obtainment of such consents, approvals and/or authorizations from the Regulatory Authorities. NASB shall have the right to review in advance, subject to applicable laws relating to the exchange of Information, all material written information submitted to the Regulatory Authorities in connection with the transactions contemplated by this Agreement. Notwithstanding the foregoing sentence, NASB shall not have any right to review and/or inspect any proprietary information submitted by Peoples or Peoples Bank to any Regulatory Authority, including, but not limited to any business plan and/or financial data or analysis prepared by Peoples or Peoples Bank in relation to such consents, approvals and/or authorizations from the Regulatory Authorities.
(b)    NASB agrees, upon request, to furnish Peoples and/or Peoples Bank with all information concerning itself, directors, officers and shareholders and such other matters as may be reasonably necessary, advisable and/or required in connection with any filing, notice or application made by or on behalf of Peoples or Peoples Bank to any Regulatory Authority.
6.10    Employment Matters; Employee Benefits.
(a)    General. It is understood and agreed that nothing in this Section 6.10 or elsewhere in this Agreement shall be deemed to be a contract of employment or be construed to give NASB’s employees any rights other than as employees at will under applicable law, and NASB’s employees shall not be deemed to be third-party beneficiaries of this Agreement. Employees of NASB who become employees of Peoples or its Subsidiaries as a result of the Merger shall participate in either NASB’s Compensation and Benefit Plans (for so long as Peoples determines necessary or appropriate) or in the employee benefit plans sponsored by Peoples for Peoples’ employees (with credit for their years of service with NASB for participation and vesting purposes under Peoples’ applicable plans), including credit for years of service and for seniority under vacation and sick pay plans and programs, but subject to the eligibility and other terms of such plans. In addition, to the extent NASB’s employees participate in Peoples’ group health plan (instead of continued participation in NASB’s group health plan), Peoples agrees to waive all restrictions and limitations for pre-existing conditions under Peoples’ group health plan and applicable insurance policy.

(b)    Employee Severance. Subject to any applicable regulatory restrictions:
(i)    Peoples shall pay to each employee of NASB who (A) is not subject to an existing contract providing for severance and/or a change in control payment, (B) is an employee of NASB immediately before the Effective Time, (C) has been an employee of NASB for at least six months prior to the Effective Time, and (D) is not offered continued employment by Peoples or any of its Subsidiaries after the Effective Time at a location within 25 miles of such employee’s current normal place of employment, a severance amount equal to two weeks’ base pay multiplied by the number of whole years of service of such employee with NASB, less applicable local, state and federal tax withholding; provided, however, that the minimum severance payment shall equal four weeks of base pay, and the maximum severance payment shall not exceed 26 weeks of base pay. Such severance pay shall be paid in a lump sum within 14 days following termination, provided that, for purposes of this paragraph, an employee will not be considered to have been offered continued employment by Peoples if such employee is not employed for a period of six months following the Effective Date, provided further that under no circumstances shall an employee be entitled to any such severance pay if such employee has been terminated for cause. For any employee of NASB participating in NASB’s group health program at the Effective Time who is entitled to a severance payment, the employee will be able to purchase health insurance coverage at the full premium rate for the entire COBRA period.
(ii)    In exchange for the severance pay described in this Subsection (i), terminated employees will be required to execute a final and binding general release in which the employee releases and waives any and all claims the employee may have against Peoples and Affiliates.
(c)    NASB 401(k) Plan. NASB agrees to take any action, including, but not limited to, the adoption of a resolution by the Board of NASB, the adoption of an amendment to the plan, and the coordination with service professionals in connection with the plan, requested by Peoples to modify, amend, terminate, merge, spinoff, or transfer the assets of the Pentegra Defined Contribution Plan for Financial Institutions as adopted by North Akron Savings Bank (the “NASB 401(k) Plan”) on or prior to the Effective Date. Following the Effective Date, Peoples, as the successor in interest to NASB, shall complete any requests to the IRS for a determination that the NASB 401(k) Plan is in compliance with Section 401(a) of the Code (the “Determination Letter”) and shall facilitate the distribution, transfer or merging of benefits under the NASB 401(k) Plan. In the event the NASB 401(k) Plan is terminated on or prior to the Effective Date, Peoples agrees to take all commercially reasonable steps necessary or appropriate to accept roll-overs of benefits from the NASB 401(k) Plan to the Peoples 401(k) Plan for employees of NASB and its Subsidiaries who continue as employees of Peoples and its Subsidiaries after the Effective Time, subject to the provisions of the Peoples 401(k) Plan.
(d)    NASB Defined Benefit Plan. NASB agrees to take any action, including, but not limited to, the adoption of a resolution by the Board of NASB, the adoption of an amendment to the plan, and the coordination with service professionals in connection with the plan, requested by Peoples to modify, amend, terminate, merge, spinoff, or transfer the assets of the Pentegra Defined Benefit Plan For Financial Institutions as adopted by North Akron Savings Bank (the “NASB Defined Benefit Plan”) on or prior to the Effective Date.

6.11    Notification of Certain Matters. NASB shall give prompt notice to Peoples of any fact, event or circumstance known to NASB that (i) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in any Material Adverse Effect with respect to NASB or (ii) would cause or constitute a material breach of any of NASB’s representations, warranties, covenants or agreements contained herein.
6.12    No Breaches of Representations and Warranties. Between the date of this Agreement and the Effective Time, without the written consent of Peoples, NASB will not do any act or suffer any omission of any nature whatsoever which would cause any of the representations or warranties made in Article V of this Agreement to become untrue or incorrect in any material respect.
6.13    Consents. NASB shall use its best efforts to obtain any required consents to the transactions contemplated by this Agreement.
6.14    Insurance Coverage. NASB shall cause the policies of insurance listed in the Disclosure Schedule to remain in effect between the date of this Agreement and the Effective Date.
6.15    Correction of Information. NASB shall promptly correct and supplement any information furnished under this Agreement so that such information shall be correct and complete in all material respects at all times, and shall include all facts necessary to make such information correct and complete in all material respects at all times.
6.16    Confidentiality. Except for the use of information in connection with the Proxy Statement/Prospectus described in Section 6.03 hereof and any other governmental filings required in order to complete the transactions contemplated by this Agreement, all information (collectively, the “Information”) received by each of the parties pursuant to the terms of this Agreement shall be kept in strictest confidence; provided that, subsequent to the mailing of the Proxy Statement/Prospectus to NASB shareholders, this Section 6.16 shall not apply to information included in the Proxy Statement/Prospectus to be sent to the shareholders of NASB under Section 6.03. The parties agree that the Information will be used only for the purpose of completing the transactions contemplated by this Agreement. The parties agree to hold the Information in strictest confidence and shall not use, and shall not disclose directly or indirectly any of such Information except when, after and to the extent such Information (i) is or becomes generally available to the public other than through the failure of NASB, Peoples or Peoples Bank to fulfill its obligations hereunder, (ii) was already known to the party receiving the Information on a nonconfidential basis prior to the disclosure, or (iii) is subsequently disclosed to the party receiving the Information on a nonconfidential basis by a third party having no obligation of confidentiality to the party disclosing the Information. In the event the transactions contemplated by this Agreement are not consummated, the parties agree to return all copies of the Information provided to the other promptly.

6.17    Regulatory Matters. The parties shall cooperate and each of them agrees to use its reasonable best efforts to remediate any order, decree, formal or informal agreement, memorandum of understanding or similar agreement by NASB with, or a commitment letter, board resolution or similar submission by NASB to, or supervisory letter from any Regulatory Authority to NASB, to the satisfaction of such Regulatory Authority.
6.18    Indemnification.
(a)    For a period of six years after the Effective Time, Peoples Bank shall indemnify each Person who served as a director or officer of NASB on or after the date of this Agreement and before the Effective Time, to the fullest extent provided by the NASB Articles and the NASB Bylaws, from and against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement in connection with any threatened, pending or completed action, suit or proceeding by reason of the fact that such Person was a director or officer of NASB; provided, however, that any such indemnification shall be subject to compliance with the provisions of applicable state and federal laws.
(b)    Before the Effective Time, NASB shall procure a policy of directors’ and officers’ and company liability insurance (“D&O Policy”) and cause such policy to be effective for a period of at least six years following the Effective Date, on terms no less advantageous than those contained in NASB’s existing directors’ and officers’ and company’s liability insurance policy.
6.19    Environmental Assessments. NASB hereby agrees to permit Peoples and/or Peoples Bank to engage, at the expense of Peoples and/or Peoples Bank, a qualified consultant, mutually agreeable to the parties, to conduct a Phase I Environmental Site Assessment in accordance with the requirements of ASTM E1527-05 “Standard Practice for Environmental Site Assessments: Phase I Environmental Site Assessment Practice (“Phase I”) of each parcel of real estate owned by NASB, including real estate acquired by NASB upon foreclosure.
6.20    Advisory Board. At the Effective Time and for a period of one year thereafter, PEBO shall establish and maintain an advisory board to be comprised of all of the outside directors of NASB, who desire to participate on such advisory board, at the Effective Time. The advisory board shall meet every other month during such one year period for the purpose of advising PEBO on client relations and post-acquisition transition matters.
6.21    Leases. NASB shall use its reasonable best efforts to obtain an estoppel certificate on or prior to the Effective Date, in such form as is acceptable to Peoples, from each party to: (i) the Munroe Falls Branch Lease and (ii) the NASB Commercial Lease.
6.22    Termination of the Loan Production Office Lease. NASB shall use its reasonable best efforts to cause the termination of Loan Production Office Lease and related release of NASB from any and all obligations under such lease and provide evidence of the same in a form reasonably acceptable to Peoples on or prior to the Effective Date.

ARTICLE VII
Conditions to Consummation of the Merger; Closing

7.01    Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each of the parties to consummate the Merger is subject to the fulfillment or written waiver by the parties prior to the Effective Time of each of the following conditions:
(a)    Shareholder Approval. This Agreement and the Merger shall have been duly adopted and approved by the requisite vote of the shareholders of NASB.
(b)    Regulatory Approvals. All regulatory approvals required to consummate the transactions contemplated hereby shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired and no such approvals shall contain (i) any conditions, restrictions or requirements which the boards of Peoples and Peoples Bank reasonably determine would, either before or after the Effective Time, have a Material Adverse Effect on Peoples, Peoples Bank and their Subsidiaries taken as a whole after giving effect to the consummation of the Merger, or (ii) any conditions, restrictions or requirements that are not customary and usual for approvals of such type and which the Peoples boards of Peoples and Peoples Bank reasonably determine would either before or after the Effective Time be unduly burdensome. For purposes of this Section 7.01(b), any regulatory approval that does not result in the termination of all outstanding Regulatory Orders applicable to NASB, if any, prior to or at the Effective Time shall be deemed to have a Material Adverse Effect on Peoples, Peoples Bank and their Subsidiaries taken as a whole after giving effect to the consummation of the Merger.
(c)    No Injunction. No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and prohibits consummation of the transactions contemplated by this Agreement.
(d)    Effectiveness of Registration Statement and Proxy Statement/Prospectus. The Registration Statement and Proxy Statement/Prospectus shall have been declared effective by the SEC and shall not be subject to any stop order or any threatened stop order.
7.02    Conditions to Obligation of NASB. The obligation of NASB to consummate the Merger is also subject to the fulfillment or written waiver by NASB prior to the Effective Time of each of the following conditions:
(a)    Representations and Warranties. The representations and warranties of Peoples and Peoples Bank set forth in this Agreement shall be true and correct, subject to Section 5.02, as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time (except that representations and warranties that by their terms speak as of the date of this Agreement or some other date shall be true and correct as of such date), and NASB shall have received a certificate, dated the Effective Date, signed on behalf of Peoples and Peoples Bank, by the chief executive officer of Peoples and Peoples Bank to such effect.

(b)    Performance of Obligations of Peoples and Peoples Bank. Peoples and Peoples Bank, as applicable, shall have performed in all material respects all obligations required to be performed by Peoples and Peoples Bank, as applicable, under this Agreement at or prior to the Effective Time, and NASB shall have received a certificate, dated the Effective Date, signed on behalf of Peoples and Peoples Bank by the chief executive officer of Peoples and Peoples Bank to such effect.
(c)    No Material Adverse Effect. From the date of this Agreement, there shall not have occurred any event, circumstance or development that has had or could reasonably be expected to have a Material Adverse Effect on Peoples or Peoples Bank.
7.03    Conditions to Obligation of Peoples and Peoples Bank. The obligation of Peoples and Peoples Bank to consummate the Merger is also subject to the fulfillment or written waiver by Peoples and Peoples Bank prior to the Effective Time of each of the following conditions:
(a)    Representations and Warranties. The representations and warranties of NASB set forth in this Agreement shall be true and correct, subject to Section 5.02, as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time (except that representations and warranties that by their terms speak as of the date of this Agreement or some other date shall be true and correct as of such date) and Peoples and Peoples Bank shall have received a certificate, dated the Effective Date, signed on behalf of NASB, by the president of NASB to such effect.
(b)    Performance of Obligations of NASB. NASB shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and Peoples and Peoples Bank shall have received a certificate, dated the Effective Date, signed on behalf of NASB by the president of NASB to such effect.
(c)    Consents. NASB shall have obtained the consent or approval of each person (other than Governmental Authorities) whose consent or approval shall be required in connection with the transactions contemplated hereby under any loan or credit agreement, note, mortgage, indenture, lease (including the Munroe Falls Branch Lease and NASB Commercial Lease if required), license or other agreement or instrument, except those for which failure to obtain such consents and approvals would not, individually or in the aggregate, in Peoples’ and Peoples Bank’s reasonable estimate have a Material Adverse Effect, after the Effective Time, on the Surviving Bank.
(d)    FIRPTA Certification. Peoples and Peoples Bank shall have received a statement executed on behalf of NASB, dated as of the Effective Date, satisfying the requirements of Treasury Regulations Section 1.1445-2(c)(3) (and complying with Treasury Regulations Section 1.897-2(h)) in a form reasonably acceptable to Peoples and Peoples Bank certifying that the NASB Common Shares do not represent United States real property interests within the meaning of Section 897 of the Code and the Treasury regulations promulgated thereunder.

(e)    Dissenting Shares. The holders of not more than ten percent of the outstanding NASB Common Shares shall have perfected their dissenters’ rights under Section 1701.84 of the OGCL in connection with the transactions contemplated by this Agreement.
(f)    D&O Policy. NASB shall have procured the D&O Policy in accordance with the terms and subject to the conditions of Section 6.18(b).
(g)    Non-compete Agreement. Peoples shall have received countersigned non-compete agreement from Stephen D. Hailer on such terms reasonably acceptable to Peoples.
(h)    No Material Adverse Effect. From the date of this Agreement, there shall not have occurred any event, circumstance or development that has had or could reasonably be expected to have a Material Adverse Effect on NASB.
7.04    Closing. Subject to Article VII of this Agreement, the consummation of the transactions contemplated by this Agreement shall be held at the offices of Dinsmore & Shohl LLP in Columbus, Ohio on the Effective Date.
ARTICLE VIII
Termination

8.01    Termination. This Agreement may be terminated, and the Merger may be abandoned:
(a)    Mutual Consent. At any time prior to the Effective Time, by the mutual written consent of Peoples and NASB, if the board of directors of each so determines by vote of a majority of the members of its entire board.
(b)    Breach. At any time prior to the Effective Time, by Peoples or NASB upon written notice to the other party, if its board of directors so determines by vote of a majority of the members of the entire board(s), in the event of either: (i) a breach by the other party or parties of any representation or warranty contained herein (subject to the standard set forth in Section 5.02), which breach cannot be or has not been cured within 30 calendar days after the giving of written notice to the breaching party of such breach; or (ii) a breach by the other party or parties of any of the covenants or agreements contained herein, which breach cannot be or has not been cured within 30 calendar days after the giving of written notice to the breaching party of such breach, provided that such breach (whether under (i) or (ii)) would be reasonably likely, individually or in the aggregate with other breaches, in the reasonable opinion of the non-breaching party, to result in a Material Adverse Effect.
(c)    Delay. At any time prior to the Effective Time, by Peoples or NASB upon written notice to the other party, if its board of directors so determines by vote of a majority of the members of the entire board(s), in the event that the Merger is not consummated by January 31, 2015, except to the extent that the failure of the Merger then to be consummated arises out of or results from the knowing action or inaction of the party seeking to terminate pursuant to this Section 8.01(c).

(d)    No Approval. By Peoples or NASB upon written notice to the other party, if its board of directors so determines by a vote of a majority of the members of the entire board(s), in the event (i) the approval of any Governmental Authority required for consummation of the Merger and the other transactions contemplated by this Agreement shall have been denied or (ii) the NASB shareholders fail to adopt this Agreement and approve the Merger at the NASB Meeting.
(e)    Payment Pursuant to Section 6.06. Upon a payment made to Peoples, on behalf of Peoples and Peoples Bank, in accordance with Section 6.06, this Agreement shall automatically terminate without further act or action by either NASB or Peoples.
8.02    Effect of Termination and Abandonment; Enforcement of Agreement. In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article VIII, no party to this Agreement shall have any liability or further obligation to any other party hereunder except (i) as set forth in Section 6.06 and Section 9.01 and (ii) that termination will not relieve a breaching party from liability for any willful breach of this Agreement giving rise to such termination. Notwithstanding anything contained herein to the contrary, the parties hereto agree that irreparable damage will occur in the event that a party breaches any of its obligations, duties, covenants and agreements contained herein. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which the non-breaching party is entitled by law or in equity.
ARTICLE IX
Miscellaneous

9.01    Survival. No representations, warranties, agreements and covenants contained in this Agreement shall survive the Effective Time (other than Sections 6.10 and 6.18 and this Article IX, which shall survive the Effective Time) or the termination of this Agreement if this Agreement is terminated prior to the Effective Time (other than Sections 6.04, 6.05(b), 6.05(c), 6.16, 8.02 and this Article IX, which shall survive such termination).
9.02    Waiver; Amendment. Prior to the Effective Time, any provision of this Agreement may be (i) waived by the party benefited by the provision, or (ii) amended or modified at any time, by an agreement in writing between the parties hereto executed in the same manner as this Agreement, except that after the NASB Meeting, this Agreement may not be amended if it would violate the OGCL.
9.03    Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered, shall constitute an original, but all of which together shall constitute but one instrument. Signatures transmitted by facsimile shall have the same effect as original signatures.
9.04    Governing Law. This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of Ohio applicable to contracts made and to be performed entirely within the State of Ohio. Each party to this Agreement hereby irrevocably and unconditionally submits to the jurisdiction of any state or any federal court sitting in Franklin County, State of Ohio for purposes of any suit, action or other proceeding arising out of this Agreement, or the transactions contemplated hereby, which is brought by or against any such party (and each such party agrees not to commence any action, suit or proceeding relating thereto except in such courts) and agrees that service of any process, summons, notice or document by U.S. certified mail to such party’s address set forth in Section 9.06 shall be effective service of process for any action, suit or proceeding brought against such party in any such court. Each party to this Agreement hereby irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or of the transactions contemplated hereby, which is brought by or against such party, in any state or federal court sitting in Franklin County, State of Ohio and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.
9.05    Expenses. Each party hereto will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby. All fees to be paid to Regulatory Authorities in connection with the transactions contemplated by this Agreement shall be paid by Peoples.
9.06    Notices. All notices, requests and other communications hereunder to a party shall be in writing and shall be deemed given if personally delivered, telecopied (with confirmation) or mailed by registered or certified mail (return receipt requested) to such party at its address set forth below or such other address as such party may specify by notice to the parties hereto.

If to NASB, to:	North Akron Savings Bank 158 East Cuyahoga Falls Avenue Akron, Ohio 44310 Attention: Stephen D. Hailer, President and CEO
With a copy to:	Brouse McDowell, LPA. 388 South Main Street, Suite 500 Akron, Ohio 44311 Attention: James S. Hogg, Esq.
If to Peoples or Peoples Bank, to:	Peoples Bancorp Inc. 138 Putnam Street Marietta, Ohio 45750 Attention: Charles W. Sulerzyski, President & CEO
With a copy to:	Peoples Bancorp Inc. 1 138 Putnam Street Marietta, Ohio 45750 Attention: M. Ryan Kirkham, Esq., Corporate Counsel

9.07    Entire Understanding; No Third Party Beneficiaries. This Agreement, the Voting Agreement and any separate agreement entered into by the parties on even date herewith represent the entire understanding of the parties hereto with reference to the transactions contemplated hereby and thereby and this Agreement supersedes any and all other oral or written agreements heretofore made (other than such Voting Agreement or any such separate agreement). Nothing in this Agreement, whether express or implied, is intended to confer upon any Person, other than the parties hereto or their respective permitted successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

9.08    Interpretation; Effect. When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of, or Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and are not part of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”
9.09    Waiver of Jury Trial. Each of the parties hereto hereby irrevocably waives any and all right to trial by jury in any legal proceeding arising out of or related to this Agreement or the transactions contemplated hereby.
9.10    Successors and Assigns; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that this Agreement may not be assigned by either party hereto without the prior written consent of the other party.

[Remainder of Page Intentionally Left Blank]

AGREEMENT AND PLAN OF MERGER
Signature Page

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.

NORTH AKRON SAVINGS BANK

By /s/ Stephen D. Hailer
Stephen D. Hailer, President & CEO

PEOPLES BANCORP INC.

By /s/ Charles W. Sulerzyski
Charles W. Sulerzyski, President & CEO

PEOPLES Bank, National Association

By /s/ Charles W. Sulerzyski
Charles W. Sulerzyski, President & CEO

EXHIBIT A

FORM OF VOTING AGREEMENT

THIS VOTING AGREEMENT (this “Agreement”) is entered into as of April 21, 2014, by and among Peoples Bancorp Inc., an Ohio corporation (“Peoples”), Peoples Bank, National Association, a national bank chartered under the laws of the United States (“Peoples Bank”) and North Akron Savings Bank, a state savings bank chartered under the laws of Ohio (“NASB”), and the undersigned shareholders of NASB (collectively, the “Shareholders”).

WHEREAS, the Shareholders collectively own [_________] shares of common stock, no par value, of NASB (such common shares, together with all shares of NASB which may hereafter be acquired by the Shareholders prior to the termination of this Agreement, shall be referred to herein as the “Shares”);

WHEREAS, Peoples, Peoples Bank and NASB propose to enter into an Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), which provides, among other things, that NASB will merge with and into Peoples Bank pursuant to the Merger (this and other capitalized terms used and not defined herein shall have the meanings given to such terms in the Merger Agreement); and

WHEREAS, Peoples, Peoples Bank and NASB have made it a condition to their entering into the Merger Agreement that the Shareholders agree to vote the Shares in favor of the adoption of the Merger Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereby agree as follows:

ARTICLE 1
Voting of Shares

1.1    Voting Agreement. The Shareholders, individually and not jointly, hereby agree that, during the time this Agreement is in effect, at any meeting of the shareholders of NASB, however called, and in any action by consent of the shareholders of NASB, they shall vote their Shares: (i) in favor of the adoption of the Merger Agreement (as amended from time to time) and (ii) against any proposal for any recapitalization, merger, sale of assets or other business combination between NASB and any person or entity other than Peoples, Peoples Bank or any of their Subsidiaries, or any other action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of NASB under the Merger Agreement or that would result in any of the conditions to the obligations of NASB under the Merger Agreement not being fulfilled. The parties hereto acknowledge and agree that nothing contained herein is intended to restrict any Shareholder from voting or otherwise acting in the Shareholder’s capacity as a director of NASB with respect to any matter.

ARTICLE 2
Representations and Warranties

Each of the Shareholders, individually and not jointly, hereby represents and warrants to Peoples and Peoples Bank as follows:

2.1    Authority Relative to this Agreement. He/She/It has all necessary power and authority or capacity, as the case may be, to execute and deliver this Agreement, to perform his, her or its obligations hereunder and to consummate the transaction contemplated by the Merger Agreement. This Agreement has been duly and validly executed and delivered by the Shareholder and constitutes a legal, valid and binding obligation of such Shareholder, enforceable against such Shareholder in accordance with its terms.

2.2    No Conflict.

(a)    The execution and delivery of this Agreement by the Shareholder does not, and the performance of this Agreement by him/her/it will not (i) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to him/her/it or by which the Shares are bound, or (ii) result in any breach of or constitute a default (or event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the Shares held by him/her/it pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which he/she/it is a party or by which he/she/it or any Shares of him/her/it are bound, except, in the case of clauses (i) and (ii), for any such conflicts, violations, breaches, defaults or other occurrences which would not prevent or delay the performance by such Shareholder of his, her or its obligations under this Agreement.

(b)    The execution and delivery of this Agreement by him/her/it does not, and the performance of this Agreement by him/her/it will not, require any consent, approval, authorization or permit of, or filing with or notification to, any federal, state, local or foreign regulatory body.

2.3    Title to the Shares. Each of the Shareholders is the owner of the number and class of Shares specified on Annex I hereto, free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on voting rights, charges and other encumbrances of any nature whatsoever except as otherwise specified on Annex I. No Shareholder has appointed or granted any proxy, which appointment or grant is still effective, with respect to the Shares. Each Shareholder has sole voting power with respect to his, her or its Shares except as otherwise specified on Annex I.

ARTICLE 3
Additional Covenants

3.1    Transfer of the Shares. Each of the Shareholders hereby covenants and agrees that, during the term of this Agreement, the Shareholder will not, without the prior written consent of Peoples, which consent shall not be unreasonably withheld, make any voluntary sale, pledge, transfer, or other disposition of any of the Shares which are owned by the Shareholder or take any other voluntary action which would have the effect of removing the Shareholder’s power to vote his, her or its Shares or which would otherwise be inconsistent with this Agreement.

ARTICLE 4
Miscellaneous

4.1    Termination. This Agreement shall terminate on the earlier to occur of (i) the date of consummation of the Merger and (ii) the date of termination of the Merger Agreement for any reason whatsoever.

4.2    Specific Performance. The Shareholders agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that Peoples and Peoples Bank shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.

4.3    Entire Agreement. This Agreement constitutes the entire agreement between the parties and supersedes all prior agreements and understandings with respect to the subject matter hereof.

4.4    Amendment. This Agreement may not be amended except by an instrument in writing signed by all the parties hereto.

4.5    Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

4.6    Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio.

4.7    Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

4.8    Assignment. This Agreement shall not be assigned by operation of law or otherwise.

4.9    Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

4.10 Transfers, Successors and Assigns.

(a)    The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

(b) Each transferee or assignee of the Shares subject to this Agreement shall continue to be subject to the terms hereof, and, as a condition to the recognition of such transfer, each transferee or assignee shall agree in writing to be subject to each of the terms of this Agreement by executing and delivering an Adoption Agreement substantially in the form attached hereto as Exhibit A. Upon the execution and delivery of an Adoption Agreement by any transferee, such transferee shall be deemed to be a party hereto as if such transferee’s signature appeared on the signature pages of this Agreement. By execution of this Agreement or of any Adoption Agreement, each of the parties appoints NASB as its attorney in fact for the purpose of executing any Adoption Agreement that may be required to be delivered under the terms of this Agreement. NASB shall not permit the transfer of the Shares subject to this Agreement on its books or issue a new certificate representing any such Shares unless and until such transferee shall have complied with the terms of this Section 4.10. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective executors, administrators, heirs, successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

4.11     Spousal Consent. If any Shareholder who is a natural person is married on the date of this Agreement, such Shareholder shall cause the Shareholder’s spouse to execute and deliver to NASB a consent of spouse in the form of Exhibit B hereto (“Consent of Spouse”), within 5 business days of the date of this Agreement. Notwithstanding the execution and delivery thereof, such consent shall not be deemed to confer or convey to the spouse any rights in such Shareholder’s shares of capital stock that do not otherwise exist by operation of law or the agreement of the parties. If any Shareholder should marry or remarry subsequent to the date of this Agreement, such Shareholder shall within thirty 30 calendar days thereafter obtain his/her new spouse’s acknowledgment of and consent to the existence and binding effect of all restrictions contained in this Agreement by causing such spouse to execute and deliver a Consent of Spouse acknowledging the restrictions and obligations contained in this Agreement and agreeing and consenting to the same.

VOTING AGREEMENT

Signature Page

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed on the day first written above.

SHAREHOLDERS [Name] [Name] [Name] [Name] [Name] [Name] [Name]
PEOPLES BANCORP INC.

By: _______________________________
      Charles W. Sulerzyski, President & CEO

PEOPLES BANK, NATIONAL ASSOCIATION.

By: _______________________________
      Charles W. Sulerzyski, President & CEO

NORTH AKRON SAVINGS BANK

By: _______________________________
       Stephen D. Hailer, President & CEO

ANNEX I

Shareholder	Address and Facsimile	Number of Shares

EXHIBIT A
ADOPTION AGREEMENT
This Adoption Agreement (“Adoption Agreement”) is executed by the undersigned (the “Transferee”) pursuant to the terms of that certain Voting Agreement dated as of April 21, 2014 (the “Agreement”) by and among Peoples Bancorp Inc., North Akron Savings Bank and certain of North Akron Savings Bank’s shareholders. Capitalized terms used but not defined in this Adoption Agreement shall have the respective meanings ascribed to such terms in the Agreement. By the execution of this Adoption Agreement, the Transferee agrees as follows:
1.1    Acknowledgement. Transferee acknowledges that Transferee is acquiring certain shares of the capital stock of NASB (the “Shares”), subject to the terms and conditions of the Agreement.
1.2    Agreement. Transferee (i) agrees that the Shares acquired by Transferee shall be bound by and subject to the terms of the Agreement, (ii) hereby adopts the Agreement with the same force and effect as if Transferee were originally a Party thereto, and (iii) agrees that Transferee shall be deemed a “Shareholder.”
1.3    Notice. Any notice required or permitted by the Agreement shall be given to Transferee at the address listed beside Transferee’s signature below.
EXECUTED AND DATED this ___ day of __________, 2014.
Transferee

By:______________________________
Name:_________________________________
Title:_____________________________
Address:__________________________

Fax:______________________________

EXHIBIT B

CONSENT OF SPOUSE
I, ____________________, spouse of ______________, acknowledge that I have read the Voting Agreement, dated as of ___________, 2014, to which this Consent is attached as Exhibit B (the “Agreement”), and that I know the contents of the Agreement. I am aware that the Agreement contains provisions regarding the voting and transfer of shares of capital stock of North Akron Savings Bank which my spouse may own, including any interest I might have therein.
I hereby agree that my interest, if any, in any shares of capital stock of North Akron Savings Bank subject to the Agreement shall be irrevocably bound by the Agreement and further understand and agree that any community property interest I may have in such shares of capital stock of the North Akron Savings Bank shall be similarly bound by the Agreement.
I am aware that the legal, financial and related matters contained in the Agreement are complex and that I am free to seek independent professional guidance or counsel with respect to this Consent. I have either sought such guidance of counsel or determined after reviewing the Agreement carefully that I will waive such right.

Dated:    ___________________________

___________________________________________
Signature

___________________________________________
Print Name

B-1